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Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Class A Ordinary Shares

of

OpenTV Corp.

at

$1.55 Net Per Share

by

Kudelski Interactive Cayman, Ltd.

an indirect wholly owned subsidiary of

Kudelski SA

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
FRIDAY, NOVEMBER 6, 2009, UNLESS THE OFFER IS EXTENDED.

        Kudelski Interactive Cayman, Ltd. (the "Purchaser") is offering to purchase all outstanding Class A ordinary shares of no par value ("Shares") of OpenTV Corp. (the "Company") not owned by Kudelski SA ("Parent") or its wholly owned subsidiaries for $1.55 per Share, net to seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is conditioned upon the satisfaction of certain conditions, which are described under "The Offer—Section 12—Conditions of the Offer." The Offer is conditioned upon Parent receiving proceeds under its credit facility with Credit Suisse and Banque Cantonale Vaudoise that, when added to available cash held by Parent and its wholly owned subsidiaries, are sufficient to acquire the Shares validly tendered and accepted for payment in the Offer and pay related fees and expenses. The Offer is not conditioned on a minimum number of Shares being validly tendered.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

        The Purchaser and Parent remain willing to have discussions with the Company and the independent members of the Company's board of directors with respect to a negotiated transaction to acquire all of the Shares not owned by Parent or its wholly owned subsidiaries. If the Purchaser or any of its affiliates enters into a merger or other business combination agreement with the Company, the Purchaser reserves the right to amend or terminate the Offer in accordance with the terms of the merger or other business combination agreement.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

October 5, 2009

IMPORTANT

        Any shareholder of the Company wishing to tender Shares in the Offer must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal) and all other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, and either deliver the certificates representing the Shares to be tendered along with the Letter of Transmittal to the Depositary or follow the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedure for Tendering Shares" or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder wishes to tender such Shares.

* * *

        Questions and requests for assistance may be directed to MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

        Unless the context indicates otherwise, in this Offer to Purchase we use the terms the "Purchaser," "us," "we" and "our" to refer to Kudelski Interactive Cayman, Ltd. and, where appropriate, Kudelski SA. We use the term the "Parent" in this Offer to Purchase to refer to Kudelski SA alone and the term the "Company" to refer to OpenTV Corp.

        A summary term sheet describing the principal terms of the Offer begins on page i of this Offer to Purchase. The information in the summary term sheet is not complete, and you should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

SUMMARY TERM SHEET

        Kudelski Interactive Cayman, Ltd. is offering to purchase all outstanding Class A ordinary shares of no par value of OpenTV Corp. not owned by Kudelski SA or its wholly owned subsidiaries for $1.55 per share, net to seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered herein.

Who is offering to buy my securities?

        Our name is Kudelski Interactive Cayman, Ltd. We are an exempt company organized under the laws of the Cayman Islands. We are an indirect wholly owned subsidiary of Kudelski SA, a public limited company organized under the laws of Switzerland. Kudelski SA and its wholly owned subsidiaries collectively own approximately 13.4% of the outstanding Class A ordinary shares and 100% of the outstanding Class B ordinary shares of OpenTV Corp. The Class A ordinary shares and Class B ordinary shares owned by Kudelski SA or its wholly owned subsidiaries represent approximately 32.3% of the outstanding ordinary shares of OpenTV Corp. and approximately 77.2% of the total voting power of the outstanding ordinary shares of OpenTV Corp. Kudelski SA is a holding company that, through its consolidated subsidiaries, including us, engages primarily in the development of digital security and convergent media solutions for the delivery of digital and interactive content.

        See "Special Factors—Section 8—Transactions and Arrangements Concerning the Shares," "Special Factors—Section 9—Related Party Transactions" and "The Offer—Section 9—Certain Information Concerning the Purchaser and Parent."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Class A ordinary shares of OpenTV Corp. not owned by Kudelski SA or its wholly owned subsidiaries. See "Introduction."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay $1.55 per Class A ordinary share of OpenTV Corp., net to seller in cash, without interest and less applicable withholding taxes. If you are the record holder of shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction."

What are the most significant conditions to the offer?

        The offer is conditioned upon Kudelski SA receiving proceeds under its credit facility with Credit Suisse and Banque Cantonale Vaudoise that, when added to available cash held by Kudelski SA and its wholly owned subsidiaries, are sufficient to acquire the shares validly tendered and accepted for payment in the offer and pay related fees and expenses. The offer is also subject to a number of other important conditions. Each of the conditions to the offer may, to the extent permitted by applicable

i

law, be waived by us in our sole discretion. The offer is not conditioned on a minimum number of Class A ordinary shares of OpenTV Corp. being validly tendered and not withdrawn. See "The Offer—Section 12—Conditions of the Offer" for further details.

Do you have the financial resources to pay for the shares?

        Yes. We estimate that we will need approximately $154 million to purchase the Class A ordinary shares and pay related fees and expenses, assuming that all of the shares sought in the offer are validly tendered and accepted for payment. We expect to have the necessary funds available from borrowings under our credit facility with Credit Suisse and Banque Cantonale Vaudoise and from available cash. We have conditioned the offer upon our receipt of sufficient proceeds under that credit facility because our ability to borrow under that facility is subject to certain conditions being satisfied that are somewhat different from the conditions to the offer. At this time, we have no reason to believe that such loan proceeds will not be available. If we request that OpenTV Corp. undertake a redemption of all Class A ordinary shares that remain outstanding following the offer and are not owned by Kudelski SA or its wholly owned subsidiaries, OpenTV Corp. will fund payment for Shares redeemed because it is obligated to do so under British Virgin Islands law. See "The Offer—Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not believe information regarding the financial condition of Kudelski SA or Kudelski Interactive Cayman, Ltd., beyond information regarding our ability to pay for the tendered shares as described above, is relevant to your decision to tender Class A ordinary shares of OpenTV Corp. because (a) we are offering to purchase all of the outstanding Class A ordinary shares of OpenTV Corp. not held by Kudelski SA or its wholly owned subsidiaries, (b) the offer is solely for cash and (c) we have sufficient available cash and borrowings available under our credit facility with Credit Suisse and Banque Cantonale Vaudoise to purchase all OpenTV Corp. shares subject to the offer and to pay all related fees and expenses.

Have you held discussions with OpenTV Corp.?

        On February 26, 2009, we sent a letter to OpenTV Corp.'s board of directors to outline the terms under which we would be prepared to proceed with discussions about a potential acquisition of all of the outstanding Class A ordinary shares of OpenTV Corp. not then owned by Kudelski SA or its affiliates at a purchase price of $1.35 per share. On June 2, 2009, a special committee of the board of directors of OpenTV Corp. announced that it had rejected our proposal as inadequate. On June 4, 2009, we announced that we had withdrawn our proposal and terminated discussions with the special committee.

        We notified OpenTV Corp. on October 4, 2009 (U.S. time) of our intent to launch the offer by providing a copy of the press release announcing commencement of the offer via email to members of OpenTV Corp.'s board of directors. We note that each of André Kudelski, Claude Smadja, Mauro Saladini, Lucien Gani, Pierre Roy and Aleksander Osadzinski are directors of OpenTV Corp. as well as directors or officers of Kudelski SA. Each of the foregoing participated in certain of Kudelski SA's internal discussions regarding the transactions contemplated by this Offer to Purchase. These individuals were not, however, members of the special committee of the board of directors of OpenTV Corp.

        We remain willing to have discussions with OpenTV Corp. and the independent members of OpenTV Corp.'s board of directors with respect to a negotiated transaction to acquire all of the Class A ordinary shares of OpenTV Corp. not owned by Kudelski SA or its wholly owned subsidiaries. However, in light of the lack of progress in our previous attempts to negotiate a transaction with the special committee of the board of directors of OpenTV Corp., we have decided to make an offer directly to OpenTV Corp.'s shareholders, thereby giving the public shareholders the opportunity to determine whether to accept the offer. See "Special Factors—Section 1—Background."

What does the board of directors of OpenTV Corp. think of the offer?

        We have commenced the offer without obtaining the prior approval or recommendation of OpenTV Corp.'s board of directors. On June 2, 2009, the special committee of the board of directors of OpenTV Corp. rejected our proposal to acquire all of the outstanding Class A ordinary shares of OpenTV Corp. not then owned by Kudelski SA or its affiliates for a purchase price of $1.35 per share "as inadequate and not in the best interest of [OpenTV Corp.] and its stockholders." The consummation of the offer does not require the approval or recommendation of OpenTV Corp.'s board of directors. See "Introduction" and "Special Factors—Section 1—Background."

Do you have interests in the offer that are different from my interests as a shareholder of OpenTV Corp.?

        Yes. Our interests in the offer (and in any redemption thereafter) are different from those of shareholders being asked to sell their shares. In particular, our financial interests with regard to the price to be paid in the offer (and in any redemption thereafter) are adverse to the interests of shareholders being asked to sell their shares. Also, if you sell shares in the offer or your shares are subsequently redeemed by OpenTV Corp. following the offer, you would cease to have any interest in OpenTV Corp. and will not have the opportunity to participate in the future earnings or growth, if any, or the risk associated with a future decrease in value, if any, of OpenTV Corp. On the other hand, we would benefit from any future increase in the value of OpenTV Corp., as well as bear the risk of any future decrease in the value of OpenTV Corp. In addition, we have interests resulting from the commercial relationships between us and OpenTV Corp. that are different from and may be adverse to those of other shareholders of OpenTV Corp. We believe that OpenTV Corp. must substantially increase its investment in next-generation solutions to ensure the company's long-term viability, and we are undertaking the offer in an attempt to protect the value of our investment in OpenTV Corp. by ensuring that such investments occur. See "Special Factors—Section 2—Purpose of and Reasons for the Offer; Consideration of Alternatives," "Special Factors—Section 9—Related Party Transactions" and "Special Factors—Section 10—Interests of Certain Persons in the Offer."

What is your position as to the fairness of the transaction?

        We believe that the transaction is fair to OpenTV Corp.'s shareholders who are not affiliated with OpenTV Corp. based upon the factors set forth under "Special Factors—Section 4—Position of Kudelski Regarding Fairness of the Transaction."

What is the market value of my shares?

        On February 26, 2009, the last trading day prior to the date on which Kudelski SA first publicly announced its proposal to acquire all of the outstanding Class A ordinary shares of OpenTV Corp. not owned by Kudelski SA or its affiliates, the last sale price of OpenTV Corp. Class A ordinary shares reported on The NASDAQ Global Market was $1.00 per share. On October 2, 2009, the last full trading day before the date of this Offer to Purchase, the last sale price of OpenTV Corp. Class A ordinary shares reported on The NASDAQ Global Market was $1.33 per share. Please obtain a recent quotation for your Class A ordinary shares of OpenTV Corp. prior to deciding whether or not to tender. See "The Offer—Section 6—Price Range of Shares; Dividends."

What are the U.S. federal income tax consequences of participating in the Offer?

        The following is a summary of certain material U.S. federal income tax consequences to U.S. shareholders (as defined in "The Offer—Section 5—Certain Material U.S. Federal Income Tax Considerations") who hold their OpenTV Corp. Class A ordinary shares as a "capital asset" and tender their Class A ordinary shares in the offer or whose Class A ordinary shares are subsequently redeemed by OpenTV Corp. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer." U.S. shareholders are strongly urged to review "The Offer—Section 5—Certain Material U.S. Federal Income Tax Considerations" and to consult with their tax advisors as to the particular tax consequences to them of participating in the offer or of having their Class A ordinary shares redeemed by OpenTV Corp.

        Subject to the discussion below regarding passive foreign investment company, or PFIC, shares and dividend treatment, the sale of Class A ordinary shares by a U.S. shareholder pursuant to the offer (or a redemption of those Class A ordinary shares by OpenTV Corp.) will be a transaction on which capital gain or loss will be recognized for U.S. federal income tax purposes. The amount of the gain or loss recognized will be equal to the difference, if any, between the aggregate offer price (or aggregate redemption price) paid to the shareholder and the shareholder's adjusted tax basis in the Class A ordinary shares. Capital gain or loss recognized will be long-term if the shareholder held the Class A ordinary shares for more than one year at the time the Class A ordinary shares are accepted for payment by Kudelski Interactive Cayman, Ltd. or redeemed by OpenTV Corp. Capital gain recognized by an individual is currently subject to tax at a maximum U.S. federal income tax rate of 15%. Certain limitations apply to the deductibility of capital losses.

        If OpenTV Corp. was a PFIC in a taxable year, Class A ordinary shares owned or treated as owned by a U.S. shareholder at anytime during that year will be treated as shares of a PFIC notwithstanding that OpenTV Corp. has not been a PFIC in any subsequent taxable year. Gain recognized by that U.S. shareholder from the sale of such Class A ordinary shares will be taxed as ordinary income and a punitive interest charge will be added to the tax, unless an exception applies.

        A U.S. shareholder whose Class A ordinary shares are redeemed and who owns stock of Kudelski SA, a subsidiary of Kudelski SA or OpenTV Corp. thereafter should consult his or her tax advisor regarding the possibility that such redemption may result in the U.S. shareholder recognizing dividend income rather than capital gain or loss.

        A U.S. shareholder may be subject to U.S. federal income tax backup withholding on proceeds received from Class A ordinary shares sold pursuant to the offer (or on proceeds received from the redemption of Class A ordinary shares by OpenTV Corp.). The backup withholding rate under current U.S. federal income tax law is 28%. Backup withholding will generally not apply, however, to a U.S. shareholder who tenders Class A ordinary shares and timely furnishes Computershare Trust Company, N.A., the Depositary for the offer, with a properly prepared and executed Form W-9. See "The Offer—Section 3—Procedure for Tendering Shares—Backup Withholding."

Will the offer be followed by a redemption of all shares that are not tendered in the offer?

        If following the consummation of the offer Kudelski SA and its wholly owned subsidiaries own ordinary shares of OpenTV Corp. representing 90% or more of the total voting power of the outstanding ordinary shares of OpenTV Corp., we will be eligible to and may cause OpenTV Corp. to redeem all Class A ordinary shares that remain outstanding following the offer and that are not owned by Kudelski SA or its wholly owned subsidiaries under Sections 176 and 179 of the British Virgin Islands Business Companies Act, 2004, as amended. Based on the number of ordinary shares of OpenTV Corp. outstanding as of July 31, 2009, we believe that we would reach this 90% threshold if approximately 52,475,350 of the 93,472,354 outstanding Class A ordinary shares not owned by Kudelski SA or its wholly owned subsidiaries as of the date of this Offer to Purchase were acquired by us in the offer (assuming that no outstanding options nor exchange rights were exercised in connection with the offer). This estimate is based solely on publicly available information and on assumptions that may change by the time of expiration of the offer. The actual number of Class A ordinary shares necessary to satisfy the foregoing condition may, and almost certainly will, differ from our current estimate.

        If the offer is consummated and a subsequent redemption takes place, shareholders not tendering in the offer (and who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands) will receive the per share consideration paid in the redemption, which would be the "fair value" of the Class A ordinary shares as determined by the directors of OpenTV Corp. in accordance with their fiduciary duties under the laws of the British Virgin Islands. As a result, the per share price paid as part of any such redemption could be more or less than the per share price paid in the offer. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer," "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3" and "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals—Requirements for a Redemption."

        While our ultimate objective is to own all of the outstanding shares of OpenTV Corp., we have made no decision at this time whether, if we are eligible to do so, we will cause OpenTV Corp. to redeem all Class A ordinary shares that remain outstanding following the offer that are not owned by Kudelski SA or its wholly owned subsidiaries. We currently intend to make such a decision following expiration of the offer based on an analysis of all relevant facts, including the number of OpenTV Corp. Class A ordinary shares then owned by Kudelski SA and its wholly owned subsidiaries, the market price of the shares, if any, and our assessment of the feasibility, cost and potential risks and benefits of the options available to us. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer."

Is this the first step in a going-private transaction?

        It is intended to be. The purpose of the offer is to acquire as many of the publicly-held Class A ordinary shares as possible as a first step in acquiring the entire equity interest in OpenTV Corp. If we are successful, OpenTV Corp. will no longer be publicly owned and will cease to be listed on The NASDAQ Global Market or any other stock exchange and will cease to be required to make filings with the Securities and Exchange Commission, or SEC, and to comply with the SEC rules relating to public companies. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations."

Does Kudelski SA already have majority representation on OpenTV Corp.'s board of directors?

        Yes. As the holder of ordinary shares of OpenTV Corp. representing a majority of the total voting power of the outstanding ordinary shares of OpenTV Corp., we have the right to determine whether each director nominee is elected at any meeting of the shareholders of OpenTV Corp. called for the purpose of electing directors. As of the date of this Offer to Purchase, (a) six of the 11 members of the board of directors of OpenTV Corp. are also officers or directors of Kudelski SA and (b) one additional member of the board of directors of OpenTV Corp. has served as a paid consultant to Kudelski SA.

If I decide not to tender, how will the offer affect my shares?

        The purchase of shares pursuant to the offer will reduce the number of Class A ordinary shares of OpenTV Corp. that might otherwise trade publicly and may reduce the number of holders of shares, which could affect the liquidity and market value of the remaining shares held by the public. While we cannot predict with certainty whether this would have an adverse or beneficial effect on the market

v

price for, or marketability of, the Class A ordinary shares of OpenTV Corp., we believe such a reduction would be more likely to have an adverse effect in the short to medium term.

        If following the consummation of the offer Kudelski SA and its wholly owned subsidiaries own ordinary shares of OpenTV Corp. representing 90% or more of the total voting power of the outstanding ordinary shares of OpenTV Corp., we will be eligible to and may cause OpenTV Corp. to redeem all Class A ordinary shares that remain outstanding following the offer and that are not owned by Kudelski SA or its wholly owned subsidiaries under Sections 176 and 179 of the British Virgin Islands Business Companies Act, 2004, as amended. If the offer is consummated and a subsequent redemption takes place, shareholders not tendering in the offer (and who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands) will receive the per share consideration paid in the redemption, which would be the "fair value" of the Class A ordinary shares as determined by the directors of OpenTV Corp. in accordance with their fiduciary duties under the laws of the British Virgin Islands. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer," "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3" and "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals—Requirements for a Redemption."

        We believe because of the substantial cost and diversion of management attention associated with being a public company that it would be in the best interests of OpenTV Corp. if the Class A ordinary shares were not listed on The NASDAQ Global Market or any other securities exchange and it were not required to file reports with the SEC. Accordingly, if a subsequent redemption does not take place, but pursuant to the offer we nonetheless acquire a majority of the Class A ordinary shares of OpenTV Corp. not owned by (a) Kudelski SA or its affiliates and (b) the executive officers and directors of OpenTV Corp., we intend to seek to cause OpenTV Corp. to terminate the listing of the Class A ordinary shares on The NASDAQ Global Market. Further, if the number of shareholders of record of OpenTV Corp. is reduced to below 300, we intend to seek to cause OpenTV Corp. to deregister the Class A ordinary shares under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to suspend its reporting obligations with the SEC. In all events, we intend to seek to cause OpenTV Corp. to discontinue quarterly conference calls and other activities not required by law or any listing agreement with The NASDAQ Global Market in order to reduce the cost and management attention associated with being a public company. While we cannot predict with certainty whether taking of any of the foregoing actions would have an adverse or beneficial effect on the market price for, or marketability of, the Class A ordinary shares of OpenTV Corp. or whether it would cause future market prices to be greater or less than the price paid in the offer, we believe that such actions would be more likely to have an adverse effect in the short to medium term. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer" and "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations."

What does Kudelski SA intend with respect to the operation of the OpenTV Corp. business if a redemption does not occur?

        If a subsequent redemption does not take place, either because Kudelski SA and its wholly owned subsidiaries do not own ordinary shares of OpenTV Corp. representing 90% or more of the total voting power of the outstanding ordinary shares of OpenTV Corp. or because we decide not to cause a subsequent redemption to take place, we will review our options and may, among other things, not take any additional action at that time, purchase shares in the open market or privately negotiated transactions, make a new tender offer, take a more active role in overseeing the management and policies of OpenTV Corp., seek to negotiate a merger or other business combination with OpenTV Corp., take such other actions as we deem to be necessary or appropriate, or, to the extent we own sufficient shares to do so, subsequently cause OpenTV Corp. to redeem the remaining publicly-held Class A ordinary shares. If a redemption is not undertaken, we intend to advocate through our board representation that OpenTV Corp. substantially increase its investment in next-generation solutions, which may require a substantial portion of OpenTV Corp.'s currently available cash resources. While this strategy may depress OpenTV Corp.'s financial performance over the next few years, we believe such efforts and investments are required to ensure OpenTV Corp.'s long-term viability. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer."

How long do I have to decide whether to tender in the offer?

        You have until the expiration of the offer to tender your shares and participate in the offer. The offer currently is scheduled to expire at 5:00 p.m., New York City time, on Friday, November 6, 2009, although it may be extended from time to time, in which case we will make a public announcement of such extension.

        We may also elect to provide a "subsequent offering period." A subsequent offering period, if provided, will be an additional period of time, beginning after we have purchased shares tendered in the offer, during which shareholders may tender their shares and receive the offer consideration. We currently intend to determine whether to provide a subsequent offering period after we know the number of Class A ordinary shares tendered after expiration of the offer. See "The Offer—Section 1—Terms of the Offer."

Can the offer be extended and how will I be notified if the offer is extended?

        We may in our sole discretion extend the offer at any time or from time to time for any reason. If we decide to extend the offer, we will inform Computershare Trust Company, N.A., the Depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer."

How do I tender my shares?

        To tender your Class A ordinary shares, you must deliver to Computershare Trust Company, N.A., the Depositary for the offer, prior to the expiration of the offer, the certificates representing your shares or confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal. If your shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver to the Depositary by the expiration of the offer any required document or instrument, you may still participate in the offer by having a broker, bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three NASDAQ Global Market trading days after delivery of the guarantee to the Depositary. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See "The Offer—Section 3—Procedure for Tendering Shares."

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration of the offer. Shares may also be withdrawn after December 3, 2009 (or such later date as may apply if the Offer is extended) unless theretofore accepted for payment as provided herein. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during any subsequent offering period that we may provide. See "The Offer—Section 4—Withdrawal Rights."

How do I withdraw tendered shares?

        To withdraw tendered shares, you must deliver a written notice of withdrawal, which includes all required information, to Computershare Trust Company, N.A., the Depositary for the offer, while you have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See "The Offer—Section 4—Withdrawal Rights."

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all Class A ordinary shares of OpenTV Corp. validly tendered, not withdrawn and accepted for payment promptly after the expiration of the offer. However, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for shares until satisfaction or waiver (where permissible) of all conditions to the offer relating to governmental or regulatory approvals. See "The Offer—Section 2—Acceptance for Payment and Payment" and "The Offer—Section 12—Conditions of the Offer."

        We will pay for your shares by depositing the purchase price with Computershare Trust Company, N.A., the Depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of such shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See "The Offer—Section 2—Acceptance for Payment and Payment."

Will I have to pay any fees or commissions if I tender my shares?

        If you hold your shares directly as the registered owner and you tender your shares in the offer, you will not have to pay brokerage fees or similar expenses.

        If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

How will stock options and exchange rights be treated in the offer and any subsequent redemption?

        The offer is being made only with respect to Class A ordinary shares of OpenTV Corp. At this time, we are not offering to purchase any options or other rights to acquire Class A ordinary shares of OpenTV Corp., including, without limitation, any such options or rights held by employees of OpenTV Corp. or its subsidiaries. If you hold vested stock options issued by OpenTV Corp., you may accept the offer in relation to the Class A ordinary shares of OpenTV Corp. issued upon exercise of such options so long as, prior to the expiration of the offer, you have validly exercised your OpenTV Corp. options and tendered the shares issued upon exercise of the options in accordance with the terms of the offer. Similarly, if you hold shares of common stock of OpenTV, Inc. exchangeable for Class A ordinary shares of OpenTV Corp., you may accept the offer in relation to the Class A ordinary shares of OpenTV Corp. issued upon exchange of such common stock so long as, prior to the expiration of the offer, you have validly exchanged such common stock for Class A ordinary shares of OpenTV Corp. and tendered the shares issued upon exchange in accordance with the terms of the offer.

        Following completion of the offer, if we own ordinary shares of OpenTV Corp. representing 90% or more of the total voting power of the outstanding ordinary shares of OpenTV Corp. and we cause

OpenTV Corp. to redeem the remaining publicly held Class A ordinary shares, we intend to make provision for the benefit of employees of OpenTV Corp. and its subsidiaries who hold "in-the-money" options to acquire Class A ordinary shares, as determined based on the price paid for shares tendered in the offer and shares redeemed subsequent thereto. We have made no decision at this time as to the means by which we will make provision with respect to such "in-the-money" options, including, without limitation, the price at which we may seek to cash out or otherwise acquire such options, or the time at which we would undertake any such actions. Following completion of the offer, we may also consider attempting to cash out or otherwise acquire outstanding shares of common stock of OpenTV, Inc. exchangeable for Class A ordinary shares of OpenTV Corp. See "Special Factors—Section 10—Interests of Certain Persons in the Offer."

Are appraisal rights available in either the offer or any subsequent redemption?

        Appraisal rights are not available in connection with the offer.

        However, if a redemption is consummated following completion of the offer, appraisal rights will be available to holders of shares at the time of the redemption who do not, within 30 days of the redemption offer, agree with OpenTV Corp. on the price to be paid for such shares and otherwise comply with the applicable statutory procedures under British Virgin Islands law. See "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3."

Whom can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., the Information Agent for the offer, at (800) 322-2885 (toll-free). See the back cover of this Offer to Purchase. You can also visit www.opentvvalue.com for additional information regarding the offer. However, information contained on such website does not constitute a part of the offer or this Offer to Purchase.

INTRODUCTION

        Kudelski Interactive Cayman, Ltd. (the "Purchaser"), an exempted company organized under the laws of the Cayman Islands and indirect wholly owned subsidiary of Kudelski SA, a public limited company organized under the laws of Switzerland ("Parent"), is offering to purchase all outstanding Class A ordinary shares of no par value ("Shares") of OpenTV Corp., a company incorporated and registered under the laws of the British Virgin Islands (the "Company"), not owned by Parent or its wholly owned subsidiaries (the "Kudelski Group") for $1.55 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer"). Shareholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees or commissions. Shareholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, shareholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Credit Suisse Securities (USA) LLC (the "Dealer Manager"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer—Section 14—Fees and Expenses."

        According to the Company's Definitive Proxy Statement on Schedule 14A (the "Company Proxy Statement") filed by the Company with the Securities and Exchange Commission ("SEC") on September 8, 2009, as of July 31 2009 there were 107,908,502 Shares outstanding. The Kudelski Group owns 14,436,148 Shares representing approximately 13.4% of the outstanding Shares (assuming no change in the number of outstanding Shares since July 31, 2009). In addition, the Kudelski Group owns 100% of the Company's outstanding Class B ordinary shares. The Class A ordinary shares and Class B ordinary shares owned by the Kudelski Group together represent approximately 32.3% of the outstanding ordinary shares of the Company and approximately 77.2% of the total voting power of the outstanding ordinary shares of the Company (assuming no change in the number of outstanding Shares since July 31, 2009).

        As the holder of ordinary shares of the Company representing a majority of the total voting power of the outstanding ordinary shares of the Company, the Kudelski Group has the right to determine whether each director nominee is elected at any meeting of the shareholders of the Company called for the purpose of electing directors. As of the date of this Offer to Purchase, (a) six of the 11 members of the board of directors of the Company are also officers or directors of Parent and (b) one additional member of the board of directors of the Company has served as a paid consultant to the Kudelski Group.

        The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company. The Offer is conditioned upon Parent receiving proceeds under its credit facility with Credit Suisse and Banque Cantonale Vaudoise that, when added to available cash held by the Kudelski Group, are sufficient to acquire the Shares validly tendered and accepted for payment in the Offer and pay related fees and expenses. The Offer is not conditioned on a minimum number of Shares being validly tendered.

        If following the consummation of the Offer the Kudelski Group owns ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company, we will be eligible to and may cause the Company to redeem all Shares that remain outstanding following the Offer and that are not owned by the Kudelski Group. If the Offer is consummated and a subsequent redemption takes place, shareholders not tendering in the Offer (and who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands) will receive the per Share consideration paid in the redemption, which would be the "fair value" of the Shares as determined by the directors of the Company in accordance with their fiduciary duties under the laws of the British Virgin Islands. As a result, the per Share price paid as part of any such redemption could be more or less than the per Share price paid in the Offer. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer," "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3" and "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals—Requirements for a Redemption."

        We believe because of the substantial cost and diversion of management attention associated with being a public company that it would be in the best interests of the Company if the Shares were not listed on The NASDAQ Global Market or any other securities exchange and it were not required to file reports with the SEC. Accordingly, if a subsequent redemption does not take place, but pursuant to the Offer we nonetheless acquire a majority of the Shares not owned by (a) Parent or its affiliates and (b) the executive officers and directors of the Company, we intend to seek to cause the Company to terminate the listing of the Shares on The NASDAQ Global Market. Further, if the number of shareholders of record of the Company is reduced to below 300, we intend to seek to cause the Company to deregister the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to suspend its reporting obligations with the SEC. In all events, we intend to seek to cause the Company to discontinue quarterly conference calls and other activities not required by law or any listing agreement with The NASDAQ Global Market in order to reduce the cost and management attention associated with being a public company. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer" and "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations."

        We have made no decision at this time as to whether we will cause the Company to redeem all Shares that remain outstanding following the Offer and that are not owned by the Kudelski Group and we currently intend to make such a decision following the expiration of the Offer.

        If a subsequent redemption does not take place, either because the Kudelski Group does not own ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company or because we decide not to cause a subsequent redemption to take place, we will review our options and may, among other things, not take any additional action at that time, purchase Shares in the open market or privately negotiated transactions, make a new tender offer, take a more active role in overseeing the management and policies of the Company, seek to negotiate a merger or other business combination with the Company, take such other actions as we deem to be necessary or appropriate, or, to the extent we own sufficient ordinary shares of the Company to do so, subsequently cause the Company to redeem the remaining publicly-held Shares. If a redemption is not undertaken, we intend to advocate through our board representation that the Company substantially increase its investment in next-generation solutions, which may require a substantial portion of the Company's currently available cash resources. While this strategy could depress the Company's financial performance over the next few years, we believe such efforts and investments are required to ensure the Company's long-term viability. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer."

        On February 26, 2009, we sent a letter to the Company's board of directors to outline the terms under which we would be prepared to proceed with discussions about a potential acquisition of all of the outstanding Shares not then owned by Parent or its affiliates at a purchase price of $1.35 per Share. On June 2, 2009, a special committee of the board of directors of the Company (the "Special Committee") announced that it had rejected our proposal "as inadequate and not in the best interest of the Company and its stockholders." On June 4, 2009, we announced that we had withdrawn our proposal and terminated discussions with the Special Committee. On October 5, 2009, we announced and commenced the Offer. The Company's formal response to the Offer will be made in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will be filed by the

Company with the SEC and provided by the Company to the Company's shareholders. As of the date of this Offer to Purchase, neither a majority of the directors of the Company who are not employees of the Company, nor, to our knowledge, a majority of the directors who are not affiliated with Parent or the Purchaser and who are not employees of the Company, has retained an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of preparing a report concerning the fairness of the Offer.

        We remain willing to have discussions with the Company and the independent members of the Company's board of directors with respect to a negotiated transaction to acquire all of the Shares not owned by the Kudelski Group. If the Purchaser or any of its affiliates enters into a merger or other business combination agreement with the Company, the Purchaser reserves the right to amend or terminate the Offer in accordance with the terms of the merger or other business combination agreement.

        This Offer to Purchase and the documents to which we refer in this Offer to Purchase include forward-looking statements. These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and any subsequent redemption and other matters pertaining to the Company, our projections and other statements concerning the Company's future performance, other statements of expectation, belief, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying those statements or projections. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including risks and uncertainties relating to whether the conditions to the Offer will be satisfied and whether we will be able to consummate the plans we have described herein. Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company's shareholders. Any such solicitation will be made only pursuant to separate proxy solicitation or consent solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.     Background.

        On January 16, 2007, the Purchaser purchased 6,533,951 Shares and Kudelski Interactive USA, Inc., a wholly owned subsidiary of Parent, purchased 30,206,154 Class B ordinary shares of the Company from entities affiliated with Liberty Media Corporation, each pursuant to a Share Purchase Agreement dated October 18, 2006. As a result of that transaction, the Kudelski Group acquired control of the Company. Since acquiring the shares, the Kudelski Group has established a number of commercial relationships with the Company. See "Special Factors—Section 9—Related Party Transactions."

        Throughout the period covered by this background section, in the ordinary course of business, representatives of the Kudelski Group and of the Company participated in many meetings and discussions related to the commercial relationship between the Kudelski Group and the Company, including joint product strategy and customer development efforts, without discussing any proposal by Parent to acquire Shares.

        In addition, from time to time since January 16, 2007, Parent has engaged in periodic business and strategy reviews of the Kudelski Group's ownership interest in the Company.

        At meetings held on November 26 and 27, 2008, the executive board of Parent, which consists of Parent's senior management team, discussed the Kudelski Group's existing investment in and relationship with the Company. At those meetings, the Company's performance was discussed, including its possible evolution and potential to meet financial objectives. As part of this discussion, Parent's executive board also considered the feasibility of a possible business combination transaction between Parent and the Company, including the risks associated with pursuing such a transaction and how the Company might fit into the Kudelski Group's business strategy whether or not a business combination transaction took place. Following that meeting, Parent continued to assess in more detail the impact a business combination with the Company could have on product strategy and customer development conducted jointly with the Company.

        On December 1, 2008, Mauro Saladini, Executive Vice President and Chief Financial Officer of Parent and a director of the Company, contacted Martin Frischknecht of Credit Suisse to discuss financing of a potential transaction with the Company as well as the possible engagement of Credit Suisse as a financial advisor to Parent with respect to such transaction.

        On December 9, 2008, representatives of Credit Suisse met with Mr. Saladini and Santino Rumasuglia, Vice President, Treasury and Investor Relations of Parent and a director of the Purchaser, to discuss in more detail the potential financing of, and rationale for, a transaction between the Kudelski Group and the Company, as well as the possible engagement of Credit Suisse as a financial advisor to Parent with respect to such transaction.

        On December 15, 2008, representatives of Banque Cantonale Vaudoise met with André Kudelski, Chairman and Chief Executive Officer of Parent and Executive Chairman of the board of directors of the Company, and Messrs. Saladini and Rumasuglia to further discuss financing and financing syndication of a potential transaction with the Company. Between December 15, 2008 and February 3, 2009, Credit Suisse and Banque Cantonale Vaudoise had several discussions with representatives of the Kudelski Group related primarily to the financing of a transaction between the Kudelski Group and the Company. Parent and Credit Suisse signed a term sheet regarding such financing on January 26, 2009. Credit Suisse was initially engaged as financial advisor to Parent on February 3, 2009.

        At a meeting on January 22, 2009, Parent's board considered a possible business combination transaction between Parent and the Company and the financing of such a transaction. At the meeting,

Parent's board authorized Parent's management to proceed with a transaction pursuant to which Parent would acquire the Shares not held by Parent and its affiliates.

        In early February 2009, representatives of Parent began meeting with representatives of Cooley Godward Kronish LLP ("Cooley"), outside counsel to the Kudelski Group in connection with the potential transaction, and representatives of Credit Suisse as part of an evaluation of a possible business combination transaction between the Kudelski Group and the Company. During the month of February, Parent's management held a number of meetings and discussions with its advisors regarding alternative transaction approaches. Ultimately, Parent's management concluded that a negotiated merger with the Company would be preferable to any other structure, such as making a tender offer directly to the Company's shareholders.

        On February 20, 2009, Mr. Kudelski advised Nigel (Ben) Bennett, Chief Executive Officer of the Company, that Parent viewed the possible acquisition of the remaining Shares of the Company not already owned by the Kudelski Group as a potentially attractive option for all concerned, including the Company's shareholders, employees, customers and partners. However, Mr. Kudelski advised Mr. Bennett that Parent would only consider such an acquisition if the price were reasonable and took into account not only the potential upside in the Company's business, but also the current economic environment and the significant short- and long-term risks facing the Company. Mr. Kudelski informed Mr. Bennett that Parent had not yet decided whether it would make a proposal to acquire the remaining Shares, but would like to discuss the possibility further at the upcoming board meeting of the Company. Mr. Kudelski also made clear that the Kudelski Group was not interested in selling its stake in the Company. Finally, Mr. Kudelski informed Mr. Bennett that he hoped Mr. Bennett would play a key role in the Company following any combination and asked Mr. Bennett what he thought would be the best way to inform the Company's independent directors of these matters. Mr. Bennett responded that he would be supportive of a transaction at an appropriate price and recommended that Mr. Kudelski discuss these matters directly with the independent members of the board.

        Over the weekend of February 21 and 22, 2009, Mr. Kudelski spoke with Eric Tveter, an independent member of the Company's board of directors, and informed him of Mr. Kudelski's conversation with Mr. Bennett and Mr. Kudelski's desire to further discuss these matters at the Company board meeting to be held on February 23 and 24, 2009.

        At the Company's board meeting held on February 23 and 24, 2009, Mr. Kudelski discussed with the Company's board Parent's potential consideration of the acquisition of the remaining Shares. The independent members of the Company's board indicated that they understood the strategic rationale for such a transaction but did not express a desire to move quickly toward consummation of a transaction. The Company held a conference call announcing its most recent quarterly results early in the morning of February 25, 2009. Over the course of the following two days, Parent considered whether to make a proposal to acquire the outstanding Shares not already owned by the Kudelski Group. At a meeting on February 26, 2009, Parent's board confirmed its prior approval of submission of such a proposal to the Company's board.

        Early in the morning Swiss time on February 27, 2009 (the evening of February 26, 2009 in the United States), Mr. Kudelski placed a call to Mr. Bennett, informing him that Parent intended to submit a written expression of interest to the Company to acquire the Shares not already owned by the Kudelski Group at a price of $1.35 per Share and to publicly disclose the proposal in an amendment to Parent's Schedule 13D filed with the SEC. Mr. Kudelski then spoke with Mr. Tveter and Joseph Deiss, another independent member of the Company's board of directors, to inform them of this proposal and sent the following letter to Mr. Bennett's attention:

  OpenTV Corp.
  275 Sacramento St.
  San Francisco, CA 94111
  Via email to Ben Bennett, Chief Executive Officer

  February 26, 2009

  Gentlemen,

  As a follow-up to our recent conversations, I am writing on behalf of the board of directors of Kudelski SA ("Kudelski") to outline the terms under which Kudelski is prepared to proceed with discussions about a potential acquisition of all of the Class A ordinary shares of OpenTV Corp. ("OpenTV") not currently owned by Kudelski or its affiliates. We strongly believe in OpenTV's business, employees and strategic vision. We are convinced that a combination of Kudelski and OpenTV will deliver superior value to OpenTV's shareholders, employees, customers and industry partners relative to other alternatives OpenTV may pursue.

    •
    The combination will provide shareholders with immediate liquidity at a substantial premium despite a difficult economic environment

    •
    OpenTV will be better positioned to succeed within a larger entity offering a broad portfolio of digital TV products

    •
    The combined company can provide broader, less volatile and more attractive long term opportunities to OpenTV's employees

  Based on the information currently available to us, we would be prepared to purchase all of the outstanding Class A ordinary shares of OpenTV not currently owned by Kudelski and its affiliates for a purchase price of US$1.35 in cash per share. Our proposal is not subject to any financing contingency, but our price is conditioned upon the completion of a limited amount of confirmatory due diligence which can be accomplished very quickly.

  We believe that our offer is fair to and in the best interest of OpenTV and its public shareholders. Even though a change of control premium would not be appropriate, as this transaction would not constitute a change of control, our proposal nevertheless represents:

    •
    a 35% premium to OpenTV's closing share price of US$1.00 on February 26, 2009, implying a 135% premium to OpenTV's enterprise value as of February 26, 2009;

    •
    a 27% premium to OpenTV's average closing share price of US$1.06 for the ten trading days ending February 26, 2009, implying a 90% premium to OpenTV's enterprise value based on the average closing share price for the ten trading days ending February 26, 2009; and

    •
    a +5% cumulative return to OpenTV's shareholders over the last twelve months (based on OpenTV's closing share price of US$1.28 on February 26, 2008) compared to a -41% return for the NASDAQ Composite Index over the same time period.

  We expect to combine our companies in a manner that enhances the value of OpenTV's talent base. In that regard, we wish to discuss with you and your management team appropriate retention arrangements and the development of an integration plan.

  We are prepared to devote substantial resources towards proceeding rapidly and smoothly with a transaction. We believe that all actions necessary to complete a transaction can be accomplished quickly and efficiently.

  We would propose as a next step that a special independent committee of the board of directors of OpenTV be formed to respond to our proposal on behalf of OpenTV's public shareholders. Our representatives on the OpenTV board will vote in favor of that delegation of authority. Promptly after the special committee has engaged independent financial and legal advisers, we will meet with the special committee to discuss this proposal. We are very supportive of the combination of forces from OpenTV and Kudelski and our long-term commitment to OpenTV demonstrates that we are not considering nor interested in selling, or disposing of in any other way, Kudelski's shares in OpenTV.

  This letter is expressing our interest and does not bind either Kudelski or OpenTV to proceed with a transaction and, thus, either party may terminate discussions at any time. In light of Kudelski's ownership interest in OpenTV, our intention is to file an amended Schedule 13D (including the text of this letter) with the U.S. Securities and Exchange Commission tomorrow morning.

  We remain convinced that this proposal represents an attractive opportunity for our respective companies and their shareholders, employees, customers and industry partners. We hope that you share our vision and look forward to completing a transaction quickly.

  Sincerely,

  /s/ André Kudelski

  André Kudelski
  Chairman and Chief Executive Officer
  Kudelski SA

        Later in the evening on February 26, 2009 in the United States, representatives of Cooley sought to contact Mark Beariault, Senior Vice President, General Counsel of the Company to discuss Parent's proposal.

        Parent filed a Schedule 13D/A prior to the opening of the markets in the United States on February 27, 2009 publicly disclosing its proposal.

        Later in the day on February 27, 2009, representatives of Cooley spoke with Mr. Beariault and a representative of Baker Botts LLP ("Baker Botts"), outside counsel to the Company, to discuss the proposal and the creation of a special committee of the board of directors of the Company to consider the proposal. The Company also issued a press release stating that it had received Parent's proposal and that the Company's board of directors would meet to consider it.

        On March 3, 2009, the Company's board of directors met to discuss Parent's proposal. Mr. Beariault circulated draft resolutions establishing a committee of the Company's board of directors consisting of Mr. Deiss, Jerry Machovina and Mr. Tveter (as previously defined, the "Special Committee") to consider Parent's proposal. Over the course of the day and into the following morning, representatives of Cooley and Baker Botts negotiated the scope of the authority of the Special Committee.

        At a board meeting on March 4, 2009, the Company's board of directors adopted resolutions establishing the Special Committee. Later that day, the Company issued a press release announcing the formation and composition of the Special Committee.

        On March 5, 2009, a representative of Baker Botts and a representative of Cooley had a call in which Baker Botts stated that until the Special Committee had chosen financial and legal advisors, the Company would not be in a position to have any conversations with Parent or Credit Suisse regarding Parent's proposal.

        On March 11, 2009, Mr. Kudelski had dinner with Mr. Bennett during which they had a general discussion about the Company and how to ensure stability and continued momentum at the Company, both internally and with clients.

        Between March 8 and March 18, 2009, Yves Pitton, Senior Vice President, Director of Corporate Development of Parent, communicated with Mr. Beariault regarding the compensation to be paid to members of the Special Committee for their service on the committee.

        On March 16, 2009, the Company issued a press release announcing that the Special Committee had selected UBS Securities LLC ("UBS") as its independent financial advisor in connection with its review of the proposal from Parent and had retained Covington & Burling LLP ("Covington") to serve as its independent legal counsel.

        On March 18, 2009, the Company's board of directors met to receive an update from the Special Committee on the selection of financial and legal advisors and details regarding the compensation of its financial advisor. Compensation to be paid to members of the Special Committee for their service on the committee was also discussed.

        On March 23, 2009, representatives of Credit Suisse, members of Parent's management and representatives of UBS held an in-person and telephonic meeting to discuss Parent's perspectives on the Company's business prospects and Parent's rationale for the proposed transaction. On March 24, 2009, representatives of Credit Suisse and UBS held a telephonic meeting to discuss process.

        Between March 19 and March 26, 2009, representatives of Cooley and Baker Botts negotiated the terms of an amendment to the confidentiality agreement between the Company and Parent, which amendment was executed on March 26, 2009. The confidentiality agreement had initially been entered into in 2001 in connection with commercial relationships between the Company and the Kudelski Group.

        On March 26, 2009, members of management of Parent and representatives of MacKenzie Partners, Inc. and Credit Suisse held separate in-person and telephonic meetings with representatives of each of Pinnacle Associates and Discovery Group, shareholders of the Company, to discuss Parent's proposal.

        On March 27, 2009, members of management of Parent and representatives of Credit Suisse held an in-person and telephonic meeting with representatives of Sun Microsystems, also a shareholder of the Company, to discuss Parent's proposal.

        On March 27, 2009, Discovery Group made a presentation to the Special Committee and UBS, and on April 2, 2009, Discovery Group sent a letter to the Company's board of directors and issued a press release, all reflecting Discovery Group's opposition to Parent's proposal. Also on April 2, 2009, Discovery Group filed a Schedule 13D/A with the SEC disclosing such matters.

        The board of directors of the Company met on April 3, 2009 to receive an update on the Special Committee's progress in evaluating Parent's proposal. At the meeting, and following comments from Mr. Tveter highlighting meetings held by representatives of the Kudelski Group with shareholders of the Company that were perceived as complicating consideration of Parent's proposal, the Company's board agreed to request that representatives of the Kudelski Group not communicate directly with shareholders of the Company prior to completion by the Special Committee of its evaluation of Parent's proposal.

        Members of the Company's and Parent's management and representatives of UBS and Credit Suisse met on April 6, 2009 to discuss Parent's views on the appropriate level of investment in the Company's business that should be reflected in financial projections for the Company.

        On April 10, 2009, a representative of Cooley provided representatives of Baker Botts and Covington with a draft press release that Parent was considering releasing regarding public statements Discovery Group had made regarding Parent's proposal. The three counsel discussed the release's contents and representatives of Covington and Baker Botts requested that Parent not make any public announcement until the Special Committee had reached a conclusion about Parent's proposal.

        On April 11, 2009, the Special Committee sent Mr. Kudelski a letter in his capacity of Executive Chairman of the Company's board of directors. The content of the letter was as follows:

                      April 11, 2009

  Mr. André Kudelski
  Executive Chairman
  of the Board of Directors
  OpenTV Corp.
  275 Sacramento Street
  San Francisco, California 94111

  Dear André:

          On behalf of the Special Committee, I request that you as Executive Chairman of the OpenTV Board of Directors communicate to the Kudelski Group that it cease all communications with shareholders until such time as the Special Committee complete its process of evaluating the Kudelski Group offer. At our Board meeting on April 3, 2009, the OpenTV Directors were unanimous in the Board's direction to provide that message to the Kudelski Group.

          We were surprised to learn yesterday afternoon that the Kudelski Group intended to issue a press release on Monday making further statements that communicate with shareholders despite our clear direction. This is directly contrary to the OpenTV Board's request, and we ask you to use your efforts on OpenTV's behalf to stop the Kudelski Group from issuing this release or having any further communications with shareholders until we have the opportunity to complete our process.

                      Sincerely,

                      /s/ Eric J. Tveter

                      Eric J. Tveter
                      Chairman of the
                      Special Committee

        On April 16, 2009, representatives of UBS informed representatives of Credit Suisse that the Special Committee was not willing to negotiate a transaction unless Parent increased its proposed price by a significant amount, but would be sharing the Special Committee's financial projections before terminating discussions regarding the proposal, provided that the Company and Parent further amended their confidentiality agreement.

        Between April 16 and April 20, 2009, representatives of the Company and Baker Botts negotiated an amendment to the parties' confidentiality agreement, which amendment was executed on April 20, 2009.

        On April 20, 2009, a call was held among representatives of UBS, members of management of the Company, representatives of Credit Suisse and members of management of Parent at which members of management of the Company presented projections (identified below as the "April 17 Projections") for the Company's business.

        Representatives of UBS, members of management of the Company, representatives of Credit Suisse and members of management of Parent discussed the Company's projections at a meeting on April 30, 2009.

        On May 1, 2009, members of the Company's management, together with representatives of UBS, presented revised financial projections (identified below as the "May 1 Projections") to representatives of Credit Suisse and members of management of Parent.

        On May 4 and 5, 2009, the Company's board of directors held a meeting at which members of the Special Committee informed the board that the Special Committee would not engage in negotiations with Parent at the proposed $1.35 price. Mr. Kudelski conveyed a willingness on behalf of Parent to increase the price somewhat but not significantly.

        On May 6, 2009, representatives of Cooley, Baker Botts and Covington discussed the Special Committee's intention to issue a press release announcing the conclusion of the Special Committee's process. Thereafter, Mr. Tveter and Mr. Kudelski had a conversation in which Mr. Kudelski expressed some willingness to consider a proposal at $1.50 and Mr. Tveter stated that the price would have to be at or above $2.00 but that perhaps further discussions would be productive. Following that conversation, representatives of Baker Botts and Covington informed representatives of Cooley that the Special Committee would not be issuing a press release in light of a desire to have further discussions.

        On May 8, 2009, a conference call was held among members of the Special Committee, members of the Company's management, members of Parent's management and representatives of UBS and Credit Suisse to discuss Parent's revised financial analysis regarding the Company.

        On May 13, 2009, representatives of Parent met with the Special Committee to discuss the parties differing views on the Company's prospects and financial projections.

        On May 29, 2009, representatives of UBS provided the Special Committee's updated projections (identified below as the "May 26 Projections") to representatives of Credit Suisse. Representatives of UBS requested that Parent provide a written response to the updated projections by Tuesday, June 2, 2009 and that if such response was not received, the Special Committee would likely issue a press release rejecting Parent's proposal.

        On June 2, 2009, representatives of Credit Suisse informed representatives of UBS that Parent would not be providing a written response at that time, that Mr. Kudelski would be contacting the members of the Special Committee to discuss the status of Parent's proposal and that Parent would prefer that the Special Committee not reject the proposal prior to those discussions.

        On June 3, 2009, the Special Committee issued a press release rejecting Parent's proposal as inadequate.

        On June 4, 2009, the Kudelski Group issued a press release that commented on the rejection of Parent's proposal by the Special Committee, commented on public disclosure previously made by Discovery Group on April 2, 2009, and announced that the Kudelski Group was withdrawing the proposal and terminating discussions with the Special Committee. On June 4, 2009, Parent terminated Credit Suisse's initial engagement as financial advisor with respect to a potential transaction with the Company.

        On July 9, 2009, Messrs. Kudelski, Bennett and Beariault met with Aleksander Osadzinski, Executive Vice President and Director of Product, Digital TV, of Parent to discuss the basis on which Mr. Osadzinski could work directly with Mr. Bennett in assisting the Company with its market and product strategy and acquisition efforts, as well as improving the Company's ability to work with the Kudelski Group on joint customer development. Mr. Bennett had on a number of occasions mentioned to Mr. Kudelski his interest in having the Company establish such a relationship with Mr. Osadzinski since shortly after Mr. Osadzinski had joined the Kudelski Group as an employee in 2008. Mr. Osadzinski's possible service as a consultant to the Company was discussed initially. On August 3,

2009, Messrs. Bennett and Beariault told Mr. Osadzinski that they preferred his becoming a member of the Company's board of directors as the way for him to be directly involved with the Company. On August 25, 2009, Mr. Osadzinski was unanimously elected by the Company's board of directors to serve as a member of the board.

        Members of Parent's management and representatives of Credit Suisse, Cooley and Mackenzie Partners, Inc. held a few conference calls in late June and early July of 2009 to discuss developments at the Company and potential alternatives for acquiring the remaining outstanding Shares. A decision was made not to pursue an acquisition of the Shares at that time. Further discussions between members of Parent's management and representatives of Credit Suisse, Cooley and Mackenzie Partners, Inc. have taken place since mid-August 2009 to discuss the planning of a potential tender offer. On October 2, 2009, Parent signed a letter re-engaging Credit Suisse as a financial advisor.

        On August 26, 2009, Messrs. Kudelski and Bennett met with representatives of Discovery Group, which had requested the meeting a few days before. Those representatives stated that Discovery Group wished to propose candidates for nomination to the Company's board of directors, indicating that Discovery Group had identified some possible candidates. They also inquired of Mr. Kudelski whether Parent would be interested in purchasing the Shares owned by Discovery Group. Mr. Kudelski indicated that he would appreciate if Discovery Group could provide selection criteria and the profile of a potential ideal candidate, as seen by Discovery Group. Mr. Kudelski advised the representatives of Discovery Group that they should submit any suggestions for nomination as director to the compensation and nominating committee of the Company's board of directors, which was responsible for establishing criteria for director selection and for selecting director nominees based upon that criteria. Mr. Kudelski also advised those representatives that if Discovery Group wanted Parent to consider purchasing its Shares, it should make a proposal to Parent.

        On September 9, 2009, Dan Donoghue, Managing Partner of Discovery Group, sent an email to Mr. Kudelski expressing a willingness by Discovery Group to sell the Shares held by Discovery Group to the Kudelski Group at the cost at which Discovery Group acquired such Shares, or $1.77 per Share, subject to receipt of a representation from the Kudelski Group that it did not plan to make a tender offer for the remaining outstanding Shares for a period of 12 months and a commitment from the Kudelski Group to allow Discovery Group to recoup the difference between the amount paid for the Discovery Group Shares and the amount paid in any such tender offer. On October 5, 2009 (Swiss time), Mr. Kudelski advised Mr. Donoghue by email that the Kudelski Group had concluded that the proposed purchase price of $1.77 was too high in light of the strategic challenges and risks the Company and the industry face.

        On October 5, 2009 (Swiss time), Parent's board approved the Offer.

        We notified the Company on October 4, 2009 (U.S. time) of our intent to launch the Offer by providing a copy of the press release announcing commencement of the Offer via email to members of the Company's board of directors.

        On October 5, 2009, Parent and the Purchaser commenced the Offer.

2.     Purpose of and Reasons for the Offer; Consideration of Alternatives.

        The purpose of the Offer is for Parent to increase its direct and indirect ownership of the Company from its current level of 32.3% of the outstanding ordinary shares and 77.2% of the total voting power of the outstanding ordinary shares by acquiring as many as possible of the Shares not already owned by the Kudelski Group as a first step in acquiring the entire equity interest in the Company.

        In our view, increased competition, an increasingly sophisticated and consolidated customer base, and quickly evolving technologies are threatening the competitive position of the Company. While we believe there is significant value in the Company's customer franchise and human capital, we also believe the Company faces serious strategic challenges, which if not addressed will materially affect its revenues and margins. In this regard, we believe it is vital for the long-term viability of the Company to significantly increase its investment in next-generation solutions through internal research and development spending and acquisitions to account for the impact of changing market trends, including the trend towards next generation set-top box software solutions. We also believe that the Company's competitive position is adversely affected due to its small scale and that prospects for the Company's long-term viability, in terms of revenues and otherwise, would be better if the Company were a wholly owned member of the Kudelski Group rather than if the Company remains an independent company.

        More specifically, we believe that the acquisition by the Purchaser of all of the outstanding Shares not currently owned by the Kudelski Group offers the following potential benefits for the Company and the Kudelski Group:

  •
  Causing the Company to become a wholly owned member of the Kudelski Group would allow the Company and the Kudelski Group to align their respective product road maps and strategies.

  •
  Full ownership of the Company would facilitate the sharing of technologies, assets, knowledge and expertise between the Company and the Kudelski Group, including sharing by the Kudelski Group of our innovative technologies, which we believe could accelerate the Company's product development.

  •
  Full ownership of the Company would also provide the Company access to the Kudelski Group's worldwide sales force, research and development efforts, and operations.

  •
  The combination of the Company and the Kudelski Group could result in cost savings, including the elimination of costs of the Company associated with public company reporting obligations.

  •
  If the Company were no longer publicly traded, the Company's management would be able to focus on executing its long-term strategy without the distractions attendant to managing a public company.

  •
  The Kudelski Group has greater capacity for financing and is able to obtain financing on better terms than the Company. Greater access to financing would enhance the ability of the Company to take advantage of growth opportunities when they arise.

        We also believe that the Offer will have the benefits for shareholders of the Company that are unaffiliated with the Company that are described in "Special Factors—Section 4—Position of Kudelski as to the Fairness of the Transaction."

        Although we believe that there may be significant opportunities associated with the transactions contemplated by this Offer to Purchase, we realize that there also are substantial risks and uncertainties, including risks relating to the Company's prospects, the availability of attractive opportunities for growth and other means of improving the Company's competitive position, and the economy in general, and there can be no assurance of the successful integration of the Kudelski Group's and the Company's operations or realization of any or all of the operational and other benefits anticipated by us in connection with the acquisition of the Company or the timing thereof.

        Having decided to pursue the acquisition of the entire equity interest in the Company, we made our initial proposal to acquire the publicly-held Shares in a letter to the Company on February 26, 2009. In view of the lack of progress in reaching an agreement since we made that proposal, we decided to make a tender offer at a purchase price of $1.55 per Share in cash, possibly to be followed by a redemption by the Company of all Shares that remain outstanding following the Offer and that are not held by the Kudelski Group following the consummation of the Offer. In structuring the transaction as a tender offer followed by a possible redemption, we considered, among other things, the following:

  •
  No separate approval of the Company's board of directors is required for the Offer, as the Offer is made directly to the Company's shareholders. We decided to make the Offer directly to the Company's shareholders to give all of the Company's shareholders unaffiliated with the Kudelski Group the opportunity to determine whether to accept the Offer.

  •
  If following the consummation of the Offer, the Kudelski Group owns ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company, we will be eligible to and may cause the Company to consummate a redemption in which all remaining public shareholders who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands will receive the per Share consideration paid in the redemption, which would be the "fair value" of the Shares as determined by the directors of the Company in accordance with their fiduciary duties under the laws of the British Virgin Islands.

  •
  A tender offer followed by a second-step merger or redemption is a common means of effecting a going-private transaction.

  •
  The other factors described under "Special Factors—Section 4—Position of Kudelski Regarding Fairness of the Transaction."

        Our decision to make the Offer at this time is based in part on our ongoing belief that substantial additional investment and changes to the Company's operations are necessary to promote long-term sustainability. We also considered that delaying the Offer would mean foregoing the opportunities for the Company to maintain its operations and competitive position that full membership in the Kudelski Group would provide during a challenging time for the industry.

        We remain willing to have discussions with the Company and the independent members of the Company's board of directors with respect to a negotiated transaction to acquire all of the Shares not owned by the Kudelski Group. If the Purchaser or any of its affiliates enters into a merger or other business combination agreement with the Company, the Purchaser reserves the right to amend or terminate the Offer in accordance with the terms of the merger or other business combination agreement.

3.     Plans for the Company; Certain Effects of the Offer.

        Redemption.    If following the consummation of the Offer the Kudelski Group owns ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company, we will be eligible to and may cause the Company to redeem all Shares that remain outstanding following the Offer and that are not owned by the Kudelski Group. Based on the number of ordinary shares of the Company outstanding as of July 31, 2009, we believe that we would reach this 90% threshold if approximately 52,475,350 of the 93,472,354 outstanding Shares not owned by the Kudelski Group as of the date of this Offer to Purchase were acquired by us in the Offer (assuming that no outstanding options nor exchange rights were exercised in connection with the Offer). This estimate is based solely on publicly available information and on assumptions that may change by the time of expiration of the Offer. The actual number of Shares necessary to satisfy the foregoing condition may, and almost certainly will, differ from our current estimate.

        We have made no decision at this time as to whether we will cause the Company to redeem all Shares that remain outstanding following the Offer and that are not owned by the Kudelski Group, and we currently intend to make such a decision following the expiration of the Offer. We will determine whether to cause the Company to redeem the remaining publicly held Shares, if we are eligible to do so, based on an analysis of all relevant facts, including the number of Shares then owned by the Kudelski Group, the market price of the Shares, if any, and our assessment of the feasibility, cost and potential risks and benefits of a redemption and our other options. If the Offer is consummated and a subsequent redemption takes place, shareholders not tendering in the Offer (and who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands) will receive the per Share consideration paid in the redemption, which would be the "fair value" of the Class A ordinary shares as determined by the directors of the Company in accordance with their fiduciary duties under the laws of the British Virgin Islands. As a result, the per Share price paid as part of any such redemption could be more or less than the per Share price paid in the Offer. See also "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3" and "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals—Requirements for a Redemption."

        After completion of the Offer and a subsequent redemption, the Company would be a wholly owned subsidiary of Parent. At such time, Parent expects to evaluate and review the Company and may consider changes to the Company's capitalization, board composition, corporate structure and operations, as appropriate. We currently anticipate that we would cause the Company to substantially increase its investment in next-generation solutions, which may consume a substantial portion of the Company's currently available cash resources. While this strategy could depress the Company's financial performance over the next few years, we believe such efforts and investments are required to ensure the Company's long-term viability. Furthermore, as the Company's controlling shareholder, Parent regularly reviews and evaluates the Company's management, business, assets, operations and strategic alternatives. Parent intends to continue such review and evaluation, irrespective of the outcome of the Offer and whether a subsequent redemption occurs, and to cause the Company to make such changes as Parent determines to be appropriate, or to advocate for such changes through Parent's representation on the Company's board of directors if the Company is not a wholly owned subsidiary of Parent.

        The Shares are currently registered under the Exchange Act and listed on The NASDAQ Global Market under the symbol "OPTV". Following completion of a subsequent redemption, the Shares would cease to be listed on The NASDAQ Global Market and we would cause the Company to deregister the Shares under the Exchange Act and to suspend its reporting obligations with the SEC. The Company has never paid a cash dividend on the Shares. While we currently intend that no dividends will be declared on the Shares if the Company becomes a wholly owned subsidiary of Parent, we reserve the right to change the Company's dividend policy.

        Alternatives to Redemption.    If a subsequent redemption does not take place following the consummation of the Offer, either because the Kudelski Group does not own ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company or because we decide not to cause a subsequent redemption to take place, but pursuant to the Offer we nonetheless acquire a majority of the Shares not owned by (a) the Kudelski Group and (b) the executive officers and directors of the Company, we intend to seek to cause the Company to terminate the listing of the Shares on The NASDAQ Global Market. Also, following consummation of the Offer but prior to any subsequent redemption, the Shares may no longer meet the requirements for continued listing on The NASDAQ Global Market. Further, if the conditions for deregistration are met following consummation of the Offer, we intend to seek to cause the Company to deregister the Shares under the Exchange Act and to suspend its reporting obligations with the SEC. In all events, we intend to seek to cause the Company to discontinue quarterly conference calls and other activities not required by law or any listing agreement with The NASDAQ Global Market in order to reduce the cost and management attention associated with being a public company. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations."

        In addition, if a subsequent redemption does not take place following the consummation of the Offer, we will review our options and may, among other things:

  •
  not take any additional action at that time;

  •
  purchase Shares in the open market or privately negotiated transactions (including to acquire Shares representing at least 90% of the total voting power of the outstanding ordinary shares of the Company so that we could cause the Company to consummate a redemption of all Shares that remain outstanding and that are not held by the Kudelski Group);

  •
  make a new tender offer;

  •
  take a more active role in overseeing the management and policies of the Company;

  •
  continue to advocate through our existing board representation that the Company substantially increase its investment in next-generation solutions;

  •
  seek to negotiate a merger or other business combination with the Company; or

  •
  take such other actions as we deem necessary or appropriate.

        No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the form of consideration that may be offered in any such future acquisition, particularly given that positive or negative business developments could occur that could have a direct impact on the price or consideration we are willing to pay.

        Liquidity and Market Value.    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. While we cannot predict with certainty whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer, we believe that such purchase would be more likely to have an adverse effect on the market price and marketability of the Shares in the short to medium term.

        Net Book Value and Net Earnings.    If the Offer is consummated, the interest of the Kudelski Group in the Company's net book value and net earnings would increase in proportion to the number of Shares acquired in the Offer. If the Kudelski Group acquires all of the publicly held Shares as a result of the Offer or a subsequent redemption is consummated following completion of the Offer, the Kudelski Group's indirect interest in such items would increase to 100%, and the Kudelski Group would be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Former shareholders would thereafter have no opportunity to participate in the earnings and growth of the Company and would not have any right to vote on corporate matters. Similarly, if the Kudelski Group acquires all of the outstanding Shares, the Kudelski Group would also bear the entire risk of losses generated by the Company's operations and any decrease in the value of the Company, and former shareholders would not face the risk of losses generated by the Company's operations or decline in the value of the Company. Upon acquisition of all of the Shares, the Kudelski Group's interest in the Company's net book value and net earnings would increase from approximately 32.3% as of the date hereof to 100%. Based on the Company's net book value as of June 30, 2009, this increase would result in the Kudelski Group's interest in the Company's net book value increasing by approximately $133.3 million. Assuming this increase in the Kudelski Group's interest in the Company's net earnings had been effective for the year ended December 31, 2008 and the quarterly period ended June 30, 2009, this increase would have resulted in the Kudelski Group's interest in the Company's net earnings for the year ended December 31, 2008 and the quarterly period ended June 30, 2009 increasing by approximately $6.5 million and $1.2 million, respectively.

        Other.    Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, indebtedness or capitalization of the Company; (iv) any change in the present board of directors or management of the Company, except such changes to the Company's board of directors as may be necessary to comply with SEC rules or the listing requirements of The NASDAQ Global Market; (v) any other material change in the Company's corporate structure or business; or (vi) the acquisition by any person of additional securities of the Company or the disposition by any person of securities of the Company. We currently intend to retain the Shares acquired pursuant to the Offer.

4.     Position of Kudelski Regarding Fairness of the Transaction.

        The rules of the SEC require us to express our belief as to the fairness of the transaction to the unaffiliated shareholders of the Company.

        We believe that the price to be paid in the Offer (the "Offer Price") is fair to such shareholders. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

  •
  The Offer Price represents a premium of approximately:

  •
  17% to the closing price of the Shares of $1.33 on October 2, 2009, the last trading day prior to the date on which the Offer was commenced;

  •
  a 17% premium to the average closing price of the Shares from June 4, 2009, the day on which Parent withdrew its proposal to acquire the outstanding Shares not owned by Parent or its affiliates at $1.35 per Share, up to and including October 2, 2009; and

  •
  55% to the closing price of the Shares of $1.00 on February 26, 2009, the last trading day prior to the date of the announcement of Parent's proposal to acquire the outstanding Shares not owned by Parent or its affiliates at $1.35 per Share.

  •
  The Offer Price implies an enterprise value of approximately $104 million, which implies a premium of approximately 42% to the enterprise value implied by the closing price of the Shares on October 2, 2009, the last trading day prior to the date on which the Offer was commenced, and a premium of approximately 190% to the enterprise value implied by the closing price of the Shares on February 26, 2009, the last trading day prior to the date of the announcement of Parent's proposal to acquire the outstanding Shares not owned by Parent or its affiliates at $1.35 per Share.

  •
  The Offer Price reflects the fact that the Kudelski Group already owns ordinary shares of the Company having approximately 77.2% of the total voting power of all outstanding ordinary shares and, accordingly, the Offer and any subsequent redemption of Shares not held by the Kudelski Group would not involve a change of control. As a result, the Offer should not be expected to, and does not, reflect a control premium.

  •
  We believe the performance of the price of the Shares since the withdrawal of Parent's proposal of $1.35 per Share is evidence that minority shareholders' view of the standalone value of the Company is below the Offer Price. Since June 4, 2009, the first trading day after the announcement that Parent's proposal to acquire the Company had been withdrawn, the average closing price of the Shares has been $1.32 and the highest closing price of Shares has been $1.50.

  •
  We believe the marketability of the Shares has been negatively impacted by the limited coverage of the Company by equity research analysts, the Company's relatively small equity market capitalization and the limited public float in the Shares. Limited marketability may have a negative impact on the trading price of the Shares, and we believe that the prospects for increasing marketability are low. The Offer provides an opportunity to sell Shares at a premium to the market price prior to commencement of the Offer. The Offer also allows holders of a large number of Shares to sell those Shares in an organized manner and to avoid open market sales that may put pressure on the Share price and, therefore, the sale price achieved in any such open market sales.

  •
  Parent purchased Shares in the open market between November 19, 2007 and February 21, 2008 at an average price of $1.09, which represents a discount to the price we are willing to pay to acquire Shares through the Offer.

  •
  As discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 10, 2009 (the "Company 10-K"), technology advances in the Company's industry are creating a dynamic and unpredictable operating environment for the Company that could render the Company's products and services obsolete. We believe the Company must stay abreast of cutting-edge technological developments and evolving service offerings if it is to remain competitive and increase the utility of its services, and there can be no assurance that the Company will be able to do so successfully or cost-effectively. Any failure to do so may adversely affect the Company and the value of the Shares. By providing the Company's shareholders unaffiliated with the Kudelski Group with the certainty of receiving cash in the Offer at a price that we believe reflects the risk-adjusted, probability-weighted outcome of results for the Company, the full risk related to complex technology developments in the industry would effectively be shifted from tendering shareholders to the Kudelski Group after consummation of the Offer. See "Special Factors—Section 5—Certain Projected Company Financial Information."

  •
  We believe that the Company's competitive position is adversely affected due to its small scale and insufficient investment in its product portfolio, and that as a result the Company must significantly increase its spending on research and development and, potentially, acquire complementary companies and technologies to improve the Company's product portfolio. The Offer provides the opportunity to shareholders to sell their Shares at a premium to the market price prior to commencement of the Offer before increased spending on research, development and acquisitions may depress the Company's financial performance.

  •
  We believe the forecasts of the Company's future performance developed at the request of the Special Committee fail to adequately account for the risks associated with the Company and its business, in particular for the following reasons:

  •
  The forecasts assume that virtually all of the Company's major customers will be retained, when we believe there is in fact a material risk that some of those customers will defect to alternative solutions if the Company does not take significant actions with respect to product strategy and research and development investment.

  •
  The forecasts assume a material amount of revenue in future years from new customers, when in fact the Company has been challenged to gain traction with new customers due to underinvestment in the evolution of its core technology, especially technology in areas related to the growth segments of the market, such as Internet Protocol Television ("IPTV") and Integrated Digital Television ("iDTV") solutions.

  •
  The pricing assumptions in the forecasts are aggressive in assuming minimal price erosion with many current customers during the forecast period.

    •
    At the time they were developed, the forecasts underestimated the amount of research and development investment required for the Company to remain a sustainably profitable business. Our view is that the Company must significantly increase the amount it invests in developing next-generation solutions to remain competitive with other vendors' offerings. These investments should be made through internal research and development spending and acquisitions.

    Because of these factors, the forecasts of the Company's future performance developed at the request of the Special Committee cannot serve as a basis for supporting a conclusion that the Offer Price is unfair to unaffiliated shareholders of the Company. See. "Special Factors—Section 5—Certain Projected Company Financial Information."

        In addition, we believe that the Offer is procedurally fair to shareholders of the Company who are unaffiliated with the Company, based on the following factors:

  •
  Each of the Company's unaffiliated shareholders will be able to decide voluntarily whether or not to tender Shares in the Offer.

  •
  Within 10 business days after the commencement of the Offer, the Company's board of directors is required to state its position on the Offer and the reasons therefor in a Schedule 14D-9 filed with the SEC and mailed to shareholders.

  •
  The Company's board of directors has access to all of the information prepared or otherwise developed by the Company's management and made available to us.

  •
  Unaffiliated shareholders will have sufficient time to make a decision whether or not to tender.

  •
  The Offer will remain open for at least 24 business days.

  •
  If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow shareholders to consider the additional information.

  •
  If the Offer and a subsequent redemption are consummated, unaffiliated shareholders who do not tender their Shares in the Offer (and who do not exercise the statutory dissenters' rights provided for under the laws of the British Virgin Islands) will receive the per Share consideration paid in the redemption, which would be the "fair value" of the Shares as determined by the directors of the Company in accordance with their fiduciary duties under the laws of the British Virgin Islands.

  •
  If a redemption is consummated, each shareholder who disagrees with the amount of consideration offered by the Company in the redemption will be entitled to follow the procedures under British Virgin Islands law to receive the appraised value of its Shares.

  •
  We have disclosed our internal adjustments to the projections prepared at the request of the Special Committee as to the future performance of the Company for consideration of unaffiliated shareholders. See "Special Factors—Section 5—Certain Projected Company Financial Information."

        We also considered the following factors, each of which we considered negative in our consideration of the fairness of the transaction to the Company's unaffiliated shareholders:

  •
  The Shares have historically traded at higher prices than the current and recent trading prices. For instance, the highest closing price of the Shares during the 52-week period ending October 2, 2009, the last trading day prior to the date on which the Offer was commenced, was $1.75. However, the 52-week average closing price on October 2, 2009 was $1.30. We also considered that a substantial portion of the past 52 weeks occurred between the time Parent submitted its proposal of $1.35 per Share on February 27, 2009 and the time Parent withdrew its proposal on June 4, 2009, during which time we believe the trading of the Shares was affected by the prospects of a potential business combination. Further, we considered that we see no clear catalyst for significant improvement in Share trading price in the foreseeable future if the Company remains independent.

  •
  Any shareholder who tenders all its Shares in the Offer or has its Shares acquired by the Company in a redemption would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

  •
  As to the Offer Price, our financial interests are adverse to the financial interests of the Company's unaffiliated shareholders. In addition, as described under "Special Factors—Section 10—Interests of Certain Persons in the Offer," officers and directors of the Company may have actual or potential conflicts of interest in connection with the Offer and any subsequent redemption.

  •
  The sale of Shares in the Offer is generally taxable to the selling shareholders. See "The Offer—Section 5—Certain Material U.S. Federal Income Tax Considerations."

  •
  If following consummation of the Offer we own ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company, no shareholder vote will be required in order for us to cause the Company to effect a redemption in which the remaining shareholders, subject to statutory dissenters' rights, would have no choice but to receive cash in exchange for their Shares in an amount equal to the "fair value" of the Shares as determined by the directors of the Company in accordance with their fiduciary duties.

  •
  If we do not own outstanding ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company following the consummation of the Offer or if we otherwise decide not to cause the Company to effect a subsequent redemption of the remaining Shares held by the Company's unaffiliated shareholders, there can be no assurance if or when a redemption will occur.

  •
  If following consummation of the Offer a redemption does not occur, the purchase of Shares by us in the Offer will reduce the number of publicly-held Shares such that the liquidity and market value of the remaining Shares held by the Company's unaffiliated shareholders may be adversely affected.

  •
  If sufficient Shares are purchased by us in the Offer and a redemption does not occur, we intend to cause the Company to terminate the listing of the Shares on The NASDAQ Global Market and, if the remaining holders of record of the Shares is reduced to below 300, we intend to cause the Company to terminate the registration of the Shares and suspend its reporting obligations with the SEC, meaning information about the Company and its business, financial condition and results of operations would no longer be generally available to the holders of Shares.

  •
  According to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 (the "Company 10-Q") filed by the Company with the SEC on August 7, 2009, the Company has significant net operating loss carryforwards that are subject to certain limitations under Section 382 of the United States Internal Revenue Code of 1986, as amended, as a result of past changes in ownership as defined by federal and state tax law. The consummation of the Offer may further limit the Company's ability to utilize its net operating loss carryforwards.

        In reaching our conclusion as to fairness, we did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and we have no plans to liquidate the Company. Therefore, we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated shareholders. Further, we did not consider net book value, which is an accounting concept, as a factor because we believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. Moreover, a valuation taking into account the Company's net book value per Share would not reflect the voting differences in the Shares and the Class B ordinary shares, which we believe result in a significant difference in value between the two classes of shares. We are not aware of any proposal made by a third party to acquire the Company during the past two years, other than that made by Parent earlier this year, and in any event we have no intention of selling the Shares we own. Accordingly, third party offers were not considered in reaching our conclusion as to fairness.

        In connection with Credit Suisse's role as financial advisor to Parent in connection with the Offer, representatives of Credit Suisse have from time to time engaged in discussions with Parent's management relevant to certain of the points described above, including discussions regarding (a) historical trading prices and ranges of the Shares, (b) illustrative transaction-related premium and other financial statistics, (c) historical financial statistics with respect to the Company, selected broadcast solutions vendors and selected small-capitalization companies, and (d) financial projections with respect to the Company prepared by the Special Committee, Discovery Group and Parent. Although the subject matter of these discussions was among many factors considered by Parent and the Purchaser in evaluating the Offer, these discussions were not for the purpose of recommending a fair offer price for the Shares held by shareholders unaffiliated with the Company. Credit Suisse was not asked to and has not delivered a report, opinion, appraisal or other similar advice to the board of directors of Parent or any subsidiary thereof in connection with the Offer. The information conveyed by representatives of Credit Suisse during these discussions was not reviewed or approved by any authorized internal committee of Credit Suisse.

        The foregoing discussion of the information and factors considered and given weight by us in connection with our assessment of the fairness of the transaction to the Company's unaffiliated shareholders is not intended to be exhaustive, but is believed to include the material factors we considered. We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to fairness. Our view as to the fairness of the transaction to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender in the Offer.

5.     Certain Projected Company Financial Information

        The Kudelski Group regularly receives a variety of nonpublic financial, operating and other forward-looking information from the Company in the ordinary course of business, including nonpublic financial information used to prepare the financial projections of the Kudelski Group and nonpublic information received by the Kudelski Group in the ordinary course of its commercial relationships with the Company. Further, directors and officers of the Kudelski Group who serve as directors of the Company receive in their capacity as directors of the Company additional nonpublic materials and information from the Company on the same basis as other directors, including financial projections. Most recently, in August 2009, the members of the board of directors of the Company received, but have not approved, financial projections for the Company for the calendar years 2009 through 2011. We believe such projections are materially consistent with the May 26 Projections described below.

Special Committee Projections.

        During the course of our negotiations with the Special Committee regarding a potential acquisition, on April 20, 2009 and at the direction of the Special Committee, we were provided with forecasts regarding the Company's projected income and expenses for the calendar years 2009 through 2011, which such projections were prepared as of April 17, 2009 (the "April 17 Projections"). On May 1, 2009 and again on May 29, 2009, following discussions between the Special Committee and us, we were provided with updates to the April 17 Projections. The update to the April 17 Projections we received on May 29, 2009 was prepared as of May 26, 2009. We refer to these updates hereinafter as the "May 1 Projections" and the "May 26 Projections" and we refer to the April 17 Projections, the May 1 Projections and the May 26 Projections collectively as the "Special Committee Projections." Each of the Special Committee Projections is summarized below.

May 26 Projections

($ million)	2008		2009(E)	2010(E)	2011(E)
Revenue
Middleware segment
Billings	108.1		112.8	122.6	133.9
Deferred	(4.9	)(1)	(7.0)	(7.7)	(7.6)
GAAP	103.2		105.8	114.9	126.3
Advertising segment
Billings	15.4		16.0	19.1	20.4
Deferred	(2.1)		(3.0)	(3.3)	(3.2)
GAAP	13.3		13.0	15.8	17.1
Total
Billings	123.5		128.9	141.7	154.2
Deferred	(7.0	)(1)	(10.0)	(11.0)	(10.8)
GAAP	116.5		118.9	130.7	143.4
Non-GAAP Operating Expense(2)
Middleware and Advertising
Cost of sales	36.7		36.8	36.8	38.8
Research and development	31.5		30.4	37.4	42.0
Sales, general and administrative(3)	6.5		6.7	7.8	8.2
Corporate(4)	24.1		25.8	30.2	32.0
Total	98.8		99.6	112.3	121.1
Adjusted EBITDA before unusual items(5)	17.6		19.3	18.4	22.4
GAAP Net Income	9.6		8.8	10.6	15.3

Note: Figures in the foregoing table may not sum due to rounding.

(1)
Excludes $2.6 million advance payment.

(2)
Non-GAAP operating expenses exclude share-based compensation, restructuring charges, depreciation and amortization, impairment charges, and other one-time or extraordinary expenses.

(3)
Excludes corporate expenses.

(4)
Includes expenses associated with corporate support of the business not directly associated with either the middleware segment or the advertising segment.

(5)
Defined as earnings before interest and other non-operating income, tax, share-based compensation, depreciation and amortization, restructuring charges, impairment charges, and other one-time or extraordinary expenses.

May 1 Projections

($ million)	2008		2009(E)	2010(E)	2011(E)
Revenue
Middleware segment
Billings	108.1		114.4	123.2	135.2
Deferred	(4.9	)(1)	(7.0)	(7.7)	(7.7)
GAAP	103.2		107.4	115.4	127.4
Advertising segment
Billings	15.4		16.0	20.7	22.6
Deferred	(2.1)		(3.0)	(3.3)	(3.3)
GAAP	13.3		13.0	17.4	19.3
Total
Billings	123.5		130.4	143.9	157.8
Deferred	(7.0	)(1)	(10.0)	(11.0)	(11.0)
GAAP	116.5		120.4	132.9	146.8
Non-GAAP Operating Expense(2)
Middleware and Advertising
Cost of sales	36.7		39.6	35.4	37.5
Research and development	31.5		31.8	34.8	40.0
Sales, general and administrative(3)	6.5		6.6	7.7	8.1
Corporate(4)	24.1		25.2	29.3	30.9
Total	98.8		103.1	107.1	116.6
Adjusted EBITDA before unusual items(5)	17.6		17.4	25.8	30.2
GAAP Net Income	9.6		6.9	18.0	23.2

Note: Figures in the foregoing table may not sum due to rounding.

(1)
Excludes $2.6 million advance payment.

(2)
Non-GAAP operating expenses exclude share-based compensation, restructuring charges, depreciation and amortization, impairment charges, and other one-time or extraordinary expenses.

(3)
Excludes corporate expenses.

(4)
Includes expenses associated with corporate support of the business not directly associated with either the middleware segment or the advertising segment.

(5)
Defined as earnings before interest and other non-operating income, tax, share-based compensation, depreciation and amortization, restructuring charges, impairment charges, and other one-time or extraordinary expenses.

April 17 Projections

($ million)	2008		2009(E)	2010(E)	2011(E)
Revenue
Middleware segment
Billings	108.1		115.1	122.6	138.9
Deferred	(4.9	)(1)	(7.0)	(7.7)	(7.9)
GAAP	103.2		108.1	114.9	131.0
Advertising segment
Billings	15.4		16.0	20.7	22.6
Deferred	(2.1)		(3.0)	(3.3)	(3.4)
GAAP	13.3		13.0	17.5	19.2
Total
Billings	123.5		131.1	143.3	161.6
Deferred	(7.0	)(1)	(10.0)	(10.9)	(11.3)
GAAP	116.5		121.1	132.4	150.3
Non-GAAP Operating Expense(2)
Middleware and Advertising
Cost of sales	36.7		39.6	35.4	37.5
Research and development	31.5		31.8	34.8	40.0
Sales, general and administrative(3)	6.5		6.6	7.7	8.1
Corporate(4)	24.1		25.2	29.3	30.9
Total	98.8		103.1	107.1	116.6
Adjusted EBITDA before unusual items(5)	17.6		18.1	25.3	33.7
GAAP Net Income	9.6		7.5	17.5	26.7

Note: Figures in the foregoing table may not sum due to rounding.

(1)
Excludes $2.6 million advance payment.

(2)
Non-GAAP operating expenses exclude share-based compensation, restructuring charges, depreciation and amortization, impairment charges, and other one-time or extraordinary expenses.

(3)
Excludes corporate expenses.

(4)
Includes expenses associated with corporate support of the business not directly associated with either the middleware segment or the advertising segment.

(5)
Defined as earnings before interest and other non-operating income, tax, share-based compensation, depreciation and amortization, restructuring charges, impairment charges, and other one-time or extraordinary expenses.

        The information from the Special Committee Projections has been included in this Offer to Purchase for the limited purpose of giving shareholders of the Company access to financial projections delivered at the request of the Special Committee to Parent.

        We believe that the Special Committee Projections were prepared for the Special Committee's internal purposes, and that the projections in the Special Committee Projections are based on a variety of assumptions relating to the Company's business, which we believe responsible Company personnel considered reasonable at the time.

        According to additional documentation provided to us, the Special Committee Projections were based on:

  •
  A bottoms-up forecast of billings at the individual customer, prospective customer and product level. This billings forecast included detailed projections of unit prices and volumes for several of the Company's major customers during the forecast period. The forecast also made assumptions about revenues from recently signed customers as well as revenue from both identified and yet-to-be-identified prospective customers.

  •
  Cost of sales figures based on projected levels of headcount and other costs required to deliver the billings and revenues reflected in the forecast.

  •
  Research and development expenses, sales, general and administrative expenses, and corporate expenses based on projected levels of headcount and other costs required to: (a) achieve the product development objectives of the Company; (b) address customer needs with regards to product enhancements; (c) effectively market the Company's solutions; and (d) maintain the administrative and corporate functions of the Company.

  •
  The Company's estimates of tax, interest and other non-operating income and expense items.

        The Special Committee Projections do not reflect the Company's actual performance since preparation thereof, nor do they reflect changes in the Company's business or changes in the economy in general resulting from events that have occurred since the Special Committee Projections were prepared. Furthermore, based on our review of the Special Committee Projections and the underlying documentation provided to us, and discussions with the Special Committee regarding the same, we believe that the Special Committee Projections fail to adequately account for the risks associated with the Company and its business, in particular for the following reasons:

  •
  The Special Committee Projections assume that virtually all of the Company's major customers will be retained, when we believe there is in fact a material risk that some of those customers will defect to alternative solutions if the Company does not take significant actions with respect to product strategy and research and development investment.

  •
  The Special Committee Projections assume a material amount of revenue in future years from new customers, when in fact the Company has been challenged to gain traction with new customers due to underinvestment in the evolution of its core technology, specifically in technology in areas related to the growth segments of the market, such as IPTV and iDTV solutions.

  •
  The pricing assumptions in the Special Committee Projections are aggressive in assuming minimal price erosion with many current customers during the forecast period.

  •
  At the time they were developed, the Special Committee Projections underestimated the amount of research and development investment required for the Company to remain a sustainably profitable business. Our view is that the Company must significantly increase the amount it invests in developing next-generation solutions to remain competitive with other vendors' offerings. These investments should be made through internal research and development spending and acquisitions.

        Specifically with regards to research and development investment, we believe that the projected research and development investment reflected in the Special Committee Projections is insufficient due to several market trends that are negatively impacting the Company's competitive standing, including:

  •
  the fragmentation of the middleware market and the downward price pressure the middleware market is facing due to the availability of current open-source or open-standard solutions;

  •
  the establishment of increasingly accepted industry standards, which is having the effect of:

  •
  providing economies of scale and positive networking effects for standards-based solutions, such as Multimedia Home Platform ("MHP") and OpenCable Application Platform ("OCAP")/tru2way; and

  •
  marginalizing legacy solutions such as the Company's middleware products;

  •
  the increasing complexity and divergence of customer needs, which we believe is forcing vendors in the industry to significantly broaden their product portfolios while at the same time facing competition from new vendors offering advanced solutions unencumbered by legacy technologies;

  •
  the increasing utilization of service providers using IPTV to deliver video to consumers;

  •
  the increasing amount of set-top boxes sold through retail channels (a target market for which we believe the Company currently has no competitive solution);

  •
  increased adoption of Integrated Digital Televisions, which include an integrated digital tuner and accept conditional access modules, thereby obviating the need for a set-top box; and

  •
  the expected adoption of addressable advertising technology by service providers.

        To address these trends, Parent will continue to advocate through its representatives on the board of directors that the Company significantly increase its investment in next-generation technologies, including with respect to:

  •
  the development of basic MHP/OCAP capabilities within the Company's middleware product line;

  •
  the development of a Java-based platform to increase the flexibility of the Company's middleware product line;

  •
  the incorporation of Flash technologies to improve the user experience for consumers;

  •
  the further development of technology allowing the use of the Company's products in IPTV environments;

  •
  the development of multi-device cross-platform capabilities, allowing the Company's products to be widely deployed in an economical fashion;

  •
  the development of technologies allowing the Company to address the iDTV opportunity; and

  •
  the acceleration of development of addressable advertising technology within the Company's advertising solutions business unit.

        While the September 11, 2009 announcement by the Company of its new middleware platform recognizes and addresses some of these issues, it also highlights that these capabilities will only ship to select customers in approximately nine months, with wider availability even later. We believe that this rollout schedule needs to be accelerated, which will require additional investment.

Parent Adjustments.

        Following receipt of the May 1 Projections, members of Parent's working group prepared base-case and sensitivity-case adjustments to the May 1 Projections to reflect what we believed was a more appropriate risk-adjusted and probability-weighted estimate of the Company's projected income and expenses for the calendar year 2011. These adjustments were prepared for internal use by us and, prior to June 2009, for use in negotiating a possible acquisition with the Special Committee. Members of Parent's working group prepared updated adjustments to the May 1 Projections, taking into account the adjustments to the May 1 Projections reflected in the May 26 Projections, in mid-September 2009 (the "Parent Adjustments").

        The Parent Adjustments are summarized below:

2011(E)

	OpenTV Corp. forecast		Kudelski forecasts
($ million)			Base Case	Sensitivity Case
Billing adjustments			(23.3)	(48.5)
Adjusted billings	154.2	(1)	130.9	105.7
Middleware research and development expenditure adjustments(2)
Next generation middleware solutions
Basic MHP/OCAP			3.6	12.5
Advanced Java-based			1.4	5.0
Flash, scalable vector graphics			1.4	2.5
IPTV solutions			5.0	12.5
Multi-device cross platform			1.4	2.5
Digital Terrestrial Television			1.4	2.5
Adjustment to May 26 Projections expenditure levels			(3.4)	(3.4)

Total			10.8	34.1
Advertising research and development expenditure adjustments(2)			4.1	8.4
Reduction of cost of sales due to reduced billings(3)			(2.8)	(6.9)
Reduction of corporate expenditures			(4.0)	(4.0)
Adjusted expenditures	121.1	(4)	129.2	152.7
Adjusted Billings EBITDA	33.2	(5)	1.8	(46.9)

Note: Figures in the foregoing table may not sum due to rounding.

(1)
Equals Total Billings reflected in the May 26 Projections.

(2)
The additional expenditures may be made either through increased operating expenses or via cash outlays for acquisitions.

(3)
Assumes one-for-one reduction in cost of sales in middleware for each dollar reduction in estimated middleware services billings.

(4)
Equals Total Non-GAAP Operating Expense reflected in the May 26 Projections.

(5)
Calculated as Total Billings less Total Non-GAAP Operating Expense, as reflected in the May 26 Projections.

        In preparing the Parent Adjustments, Parent's working group started with the May 1 Projections (as updated by the May 26 Projections) and adjusted such projections as follows:

  •
  a risk-adjustment for certain key customer billings and a reduction of projected billings from new customers, resulting in (a) a $23.3 million decrease in Adjusted Billings in the base-case scenario and (b) a $48.5 million decrease in Adjusted Billings in the sensitivity-case scenario. We believe that the potential revenue impacts are primarily a risk in a scenario where the Company remains an independent company;

  •
  an increase in middleware research and development expenditures of (a) $14.2 million in the base-case scenario and (b) $37.5 million in the sensitivity-case scenario, in each case, focused on several specific technology areas identified in the table above. These adjustments were originally developed in response to the May 1 Projections. However, the Special Committee raised its estimate of expected 2011 middleware research and development expenses in the May 26 Projections. Consequently, Parent's working group included an adjustment in the Parent Adjustments of $(3.4) million that offsets such increase, as set forth above;

  •
  an increase in advertising research and development expenditures of (a) $4.3 million in the base-case scenario and (b) $8.6 million in the sensitivity-case scenario, in each case, to reflect our view as to the need for increased spending on addressable advertising and other technologies. These adjustments were originally developed in response to the May 1 Projections. However, the Special Committee raised its estimate of expected 2011 advertising research and development expenses in the May 26 Projections. Consequently, Parent's working group included an adjustment in the Parent Adjustments of $(0.2) million that offsets such increase, as set forth above;

  •
  a reduction in cost of sales that corresponds to the adjustments in middleware services billings in the Parent Adjustments; and

  •
  a reduction in corporate expenditures to offset the increased expenditures and reduced billings reflected in the Parent Adjustments. The amount of this reduction is an estimate only and Parent's working group has not made any determination as to the feasibility of such reduction if the Company does not become a wholly owned subsidiary of Parent.

        In the case of both the additional middleware and advertising research and development expenditures reflected in the Parent Adjustments, we believe that, for certain research and development projects, the product development objectives could be achieved either though increased operating expenses or through the acquisition of companies or technology assets. Consequently, we will advocate that the Company evaluate acquisitions as an alternative for achieving product development goals.

        In preparing the Parent Adjustments, Parent's working group assumed that the Company will remain a public company and will not engage in mergers or acquisitions through the end of the forecast period.

        The foregoing information regarding the Parent Adjustments has been included in this Offer to Purchase because shareholders of the Company might view this information as material in considering the Offer. However, our inclusion of the Parent Adjustments in this Offer to Purchase should not be regarded as an indication that we believe that shareholders of the Company should rely on the Parent Adjustments in considering the Offer. Shareholders of the Company should be aware that the Parent Adjustments are based primarily on review by Parent's working group of the May 1 Projections, but the figures in the Parent Adjustments are based on the figures in the May 26 Projections. We have has not received any information since the termination of discussions with the Special Committee regarding a negotiated transaction that has materially altered our view of the Company's business prospects, and therefore the operating results implied by the Parent Adjustments remain our estimate of the Company's projected adjusted EBITDA and expenditures for calendar year 2011. In addition, shareholders of the Company should be aware that we have not updated the Parent Adjustments to reflect events occurring since we developed the Parent Adjustments in mid-September 2009.

        The nature of the Parent Adjustments is inherently speculative, representing an attempt to estimate the Company's future performance given highly imperfect information. For key assumptions used in arriving at the Parent Adjustments, we have assumed values that we believe are reasonable but we have no compelling reason for having assumed such values rather than any other value within a reasonable range. Shareholders of the Company considering whether to tender in the Offer should view the Parent Adjustments accordingly. There will be differences between actual results and the results included in the Parent Adjustments, and actual results for the period to which such Parent Adjustments relate may be materially greater or less than those contained in the Parent Adjustments.

        The Special Committee Projections and the Parent Adjustments were not prepared with a view to public disclosure or compliance with guidelines of the SEC, the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or any other similar body regarding projections or forecasts. The Special Committee Projections and the Parent Adjustments have not been examined or compiled by registered public accountants, nor has any registered public accountant expressed any conclusion or provided any form of assurance with respect to them. The Special Committee Projections and the Parent Adjustments were based on expectations, forecasts and assumptions at the time they were made concerning future events and involve risks and uncertainties, many of which are outside of our or the Company's control, that could cause actual outcomes and results to differ materially from the Special Committee Projections and/or the Parent Adjustments. These risks and uncertainties include, among other things, the items identified under "Risk Factors" in the Company 10-K.

        The inclusion of the Special Committee Projections and the Parent Adjustments should not be regarded as an indication that we or any of our affiliates or representatives considers any of the Special Committee Projections or the Parent Adjustments to be a reliable prediction of future events, and the information should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company and, except to the extent required by applicable law, none of us intends to update or otherwise revise any of the Special Committee Projections or the Parent Adjustments to reflect circumstances existing after the date such projections were made or to reflect the occurrence of future events even if underlying assumptions are shown to be in error.

        The Grant Thornton LLP report included in Item 8 of the Company 10-K, which is incorporated by reference in this Offer to Purchase, refers exclusively to the Company's historical financial information and does not cover any other information in this Offer to Purchase and should not be read to do so.

6.     Certain Effects on Shareholders and Conduct of the Company's Business if the Offer is Not Consummated.

        If the Offer is not consummated for any reason, shareholders of the Company will not receive any payment for their Shares in connection with the Offer. Instead, the Company will remain a public company and the Shares will continue to be listed on The NASDAQ Global Market (if otherwise qualified to be listed thereon), subject to changes in the business that may be effected by the Company's management or as a result of external factors. In addition, if the Offer is not consummated, we expect that the Company's shareholders will continue to be subject to the same risks and opportunities as they currently are, subject to changes in the business of the Company that may be effected by its management or as a result of external factors, and there can be no assurance as to the effect of these risks and opportunities on the future value of the Shares. If the Offer is not consummated, there can be no assurance that any other similar transaction acceptable to the Company or the Company's shareholders will be offered by any person, or that the business, prospects or results of operations of the Company will not be adversely impacted.

        If the Offer is not consummated, we anticipate that we will re-evaluate our options with respect to the Company. In particular, we may, among other things:

  •
  not take any action at that time, including not purchasing any additional Shares;

  •
  purchase Shares in the open market or privately negotiated transactions (including to acquire Shares representing at least 90% of the total voting power of the outstanding ordinary shares of the Company so that we could cause the Company to consummate a redemption of all Shares that remain outstanding and that are not held by the Kudelski Group);

  •
  make a new tender offer;

  •
  take a more active role in overseeing the management and policies of the Company;

  •
  continue to advocate through our existing board representation that the Company substantially increase its investment in next-generation solutions;

  •
  seek to negotiate a merger or other business combination with the Company; or

  •
  take such other actions as we deem necessary or appropriate.

        If we were to pursue any of these alternatives, it might take considerably longer for the public shareholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, the form of consideration that may be offered in any such future acquisition or the effect any such actions could have on trading.

7.     Dissenters' Rights; Rule 13e-3.

        Dissenters' Rights.    No appraisal rights are available to holders of Shares in connection with the Offer. However, if a subsequent redemption is consummated, appraisal rights will be available to holders of Shares at the time of the redemption who comply with the applicable statutory procedures under the British Virgin Islands Business Companies Act, 2004, as amended. Each such dissenting holder will be entitled to receive the fair value of such holder's Shares (exclusive of any element of value arising from the effectuation or proposal of the redemption), as determined in accordance with the appraisal procedures of Section 179 of the British Virgin Islands Business Companies Act, 2004, as amended. Any such determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Shareholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer or the redemption.

        The foregoing discussion is not a complete statement of the law pertaining to dissenters' and appraisal rights under the British Virgin Islands Business Companies Act, 2004, as amended, and is qualified in its entirety by reference to Sections 176 and 179 of the British Virgin Islands Business Companies Act, 2004, as amended, the full texts of which are set forth in Schedule C hereto. Any shareholder who considers exercising dissenters' rights or demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Section 179 of the British Virgin Islands Business Companies Act, 2004, as amended, may result in the loss of dissenters' and appraisal rights. See also "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals—Requirements for a Redemption."

        Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if a redemption is consummated.

        Shareholders who tender Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

        Rule 13e-3.    Because the Purchaser is an affiliate of the Company, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, any subsequent redemption that may be effected following the consummation of the Offer, and the consideration offered to unaffiliated shareholders be filed with the SEC and disclosed to unaffiliated shareholders prior to consummation of the Offer and such redemption. We have provided such information in this Offer to Purchase and a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. If we either cause the Company to complete a subsequent redemption following the consummation of the Offer or we acquire a majority of the Shares not owned by (a) the Kudelski Group or its affiliates and (b) the executive officers and directors of the Company in the Offer, we intend to seek to cause the Company to terminate the listing of the Shares on The NASDAQ Global Market and, if there remain fewer than 300 holders of record of Shares thereafter, to file a Form 15 to evidence the termination of the Company's duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations."

8.     Transactions and Arrangements Concerning the Shares.

        On January 16, 2007, the Purchaser purchased 6,533,951 Shares and Kudelski Interactive USA, Inc., a wholly owned subsidiary of Parent, purchased 30,206,154 Class B ordinary shares of the Company from entities affiliated with Liberty Media Corporation, each pursuant to a Share Purchase Agreement dated October 18, 2006.

        Between September 2007 and February 2008, Parent purchased an aggregate of 7,902,197 Shares for an average purchase price of $1.09 through open-market purchases. The following table sets forth for the quarterly periods indicated the number of Shares purchased by Parent during such period and the high, low and average purchase price paid therefor:

	Number of Shares	High	Low	Average
Calendar Quarter Ending March 31, 2008	751,093	$1.37	$1.02	$1.22
Calendar Quarter Ending December 31, 2007	6,514,229	1.40	0.97	1.05
Calendar Quarter Ending September 30, 2007	636,875	1.45	1.29	1.36

        Except as set on Schedule B hereto or as otherwise set forth in this Offer to Purchase: (a) none of the Purchaser, Parent and, to the Purchaser's and Parent's knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of the Purchaser, Parent or of any of the persons so listed (other than the Company and its subsidiaries), beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of the Purchaser, Parent and, to the Purchaser's and Parent's knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed (other than the Company and its subsidiaries) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (c) none of the Purchaser, Parent and, to the Purchaser's and

Parent's knowledge, the persons listed in Schedule A to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between the Purchaser, Parent, their subsidiaries or, to the Purchaser's and Parent's knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (e) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, Parent, their subsidiaries or, to the Purchaser's and Parent's knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        To the Purchaser's and Parent's knowledge, none of the Company or any pension, profit-sharing or similar plan of the Company or any of its affiliates has effected any transaction in the Shares during the past 60 days.

        After reasonable inquiry and to the Purchaser's and Parent's knowledge, none of the officers or directors of the Purchaser and neither the controlling shareholder nor any of the officers or directors of Parent who beneficially own Shares intend to tender such Shares in the Offer. Except as set forth in the foregoing sentence with respect to officers and directors of the Purchaser and the controlling shareholder and the officers and directors of Parent who beneficially own Shares, each of whom is also a director of the Company, as of the date hereof, Parent and the Purchaser do not know whether or not any other executive officer or director of the Company intends to tender Shares owned by him or her pursuant to the Offer. To the best of Parent's and the Purchaser's knowledge, none of the officers or directors of the Purchaser, the controlling shareholder of Parent, the officers or directors of Parent, or the Company or its executive officers, directors or affiliates (other than Parent and the Purchaser) has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer.

9.     Related Party Transactions.

        Background of the Kudelski Group's Beneficial Ownership of Shares.    On January 16, 2007, the Purchaser purchased 6,533,951 Shares and Kudelski Interactive USA, Inc. purchased 30,206,154 Class B ordinary shares of the Company from entities affiliated with Liberty Media Corporation, each pursuant to a Share Purchase Agreement dated October 18, 2006. Between September 2007 and February 2008, Parent purchased an aggregate of 7,902,197 Shares for an average purchase price of $1.09 through open-market purchases.

        As of the date of this Offer to Purchase, the Kudelski Group owns 14,436,148 Shares representing approximately 13.4% of the outstanding Shares (assuming no change in the number of outstanding Shares since July 31, 2009). In addition, the Kudelski Group owns 100% of the Company's outstanding Class B ordinary shares. The Shares and Class B ordinary shares owned by the Kudelski Group together represent approximately 32.3% of the outstanding ordinary shares of the Company and approximately 77.2% of the total voting power of the outstanding ordinary shares of the Company (assuming no change in the number of outstanding Shares since July 31, 2009).

        Commercial Arrangements between members of the Kudelski Group and the Company.    The Company offers products and services that are complementary to some of the products and services offered by the Kudelski Group, including Nagravision S.A. and its subsidiaries. As a result, the Company and the Kudelski Group have many of the same customers. During the year ended December 31, 2008, the Company recognized $6.4 million of royalties and licenses revenues and $1.3 million of services and other revenues from Nagravision S.A.; $0.7 million of royalties and licenses revenues and $0.1 million of services and other revenues from Nagra Trading S.A.; and $0.1 million of royalties and licenses and services and other revenues from Nagra France SAS. These entities are subsidiaries of Parent or were formerly subsidiaries of Parent and have been consolidated within the Kudelski Group.

        In February 2008, Nagravision S.A. and the Company signed a multi-year license and distribution agreement, which enables Nagravision S.A. to market and sublicense the Company's middleware products, services and maintenance and support programs to cable, satellite and telecommunications network operators around the world. The agreement specifies the applicable license, support and professional services fees that are payable by Nagravision S.A. to the Company in connection with the license and distribution of the Company's middleware products under the agreement. The terms and conditions set forth in the agreement, including the fees payable by Nagravision S.A., are generally consistent with the terms and conditions offered by the Company to other distributors, including other conditional access providers. The total amount of license, support and services fees payable to the Company under this agreement is dependent upon the number of network operator customers sublicensed by Nagravision S.A., the number of set-top boxes containing the Company's middleware deployed by such customers and the amount of professional services requested by Nagravision S.A. As of June 30, 2009, Nagravision S.A. has sublicensed the Company's products under the terms of this agreement to Reliance Communications in India, Portugal Telecom and TV Cabo in Portugal, and Canal Digitaal in the Netherlands. In March 2008, Nagravision S.A. and the Company also signed a master services agreement, which includes the specific terms and conditions that apply to professional services provided from time to time by the Company for Nagravision S.A. Unless otherwise agreed, professional services performed by the Company are billed on a time and materials basis at a daily rate that is competitive with the rates the Company charges its other customers.

        During the three months ended June 30, 2009, the Company recognized under these arrangements $2.0 million of royalties and licenses revenues and $0.1 million of services and other revenues from Nagravision S.A., and $0.4 million and $0.1 million of royalties and licenses revenues from Nagra Trading S.A. and Nagra France SAS. During the six months ended June 30, 2009, the Company recognized $3.0 million of royalties and licenses revenues and $0.1 million of services and other revenues from Nagravision S.A., and $1.2 million and $0.1 million of royalties and licenses revenues from Nagra Trading S.A. and Nagra France SAS, respectively. During the three and six months ended June 30, 2008, the Company recognized an aggregate of $3.4 million and $4.6 million, respectively, of royalties and licenses and services and other revenues under these arrangements with Nagravision S.A.

        As of June 30, 2009, the Company's accounts receivable included $3.1 million from Nagravision S.A., $0.4 million from Nagra Trading S.A. and $0.1 million from Nagra France SAS. As of December 31, 2008, the Company's accounts receivable included $3.2 million from Nagravision S.A., $0.7 million from Nagra Trading S.A., and $0.1 million from Nagra France SAS.

        Information regarding these agreements, transactions and arrangements, including the amounts involved, is set forth above and in (a) the Company 10-Q under Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 "Related Party Transactions" to the Unaudited Condensed Consolidated Financial Statements of the Company, and (b) the Company 10-K under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 20, "Related Party Transactions" to the Consolidated Financial Statements of the Company, which sections are incorporated by reference herein. All descriptions provided in this Offer to Purchase regarding these agreements, transactions and arrangements are qualified by reference to the Company 10-Q and the Company 10-K.

        Indemnification Agreements with Directors and Executive Officers.    The Company has entered into customary indemnification agreements with some of its executive officers and directors.

10.   Interests of Certain Persons in the Offer.

        Certain Interests of the Purchaser and Parent.    Company shareholders should be aware that the Purchaser and Parent have certain interests that present actual or potential conflicts of interest in connection with the Offer and any subsequent redemption, including that our financial interests with regard to the price per Share in the Offer and any subsequent redemption are generally adverse to the financial interests of the shareholders being asked to tender their Shares.

        Interlocking Directors and Officers.    In considering the Offer and any position taken by the Company with respect to the Offer, shareholders of the Company should be aware that certain directors of the Company have interests in connection with the Offer that may present them with certain actual or potential conflicts of interest. Currently, (a) André Kudelski is Chief Executive Officer and Chairman of the board of directors of Parent; (b) Claude Smadja is Vice Chairman of the board of directors of Parent: (c) Mauro Saladini is Executive Vice President and Chief Financial Officer of Parent; (d) Lucien Gani is General Counsel of Parent and a director of the Purchaser; (e) Pierre Roy is Chief Operating Officer, Digital TV and Executive Vice President of Parent; and (f) Aleksander Osadzinski is Director of Product, Digital TV and Executive Vice President of Parent. Each of the foregoing is also a director of the Company. Further, James Chiddix is a director of the Company and has served as a paid consultant to the Kudelski Group. According to the Company Proxy Statement, Mr. Chiddix has decided not to stand for re-election to the Company's board of directors at the Company's 2009 annual meeting of shareholders.

        Treatment of Stock Options and Exchange Rights.    The Offer is being made only with respect to Shares. At this time, we are not offering to purchase any options or other rights to acquire Shares, including, without limitation, any such options or rights held by employees of the Company or its subsidiaries. If you hold vested stock options issued by the Company, you may accept the Offer in relation to the Shares issued upon exercise of such options so long as, prior to the expiration of the Offer, you have validly exercised your options and tendered the Shares issued upon exercise of the options in accordance with the terms of the Offer. Similarly, if you hold shares of common stock of OpenTV, Inc. exchangeable for Shares, you may accept the Offer in relation to the Shares issued upon exchange of such common stock so long as, prior to the expiration of the Offer, you have validly exchanged such common stock for Shares and tendered the Shares issued upon exchange in accordance with the terms of the Offer.

        Following completion of the Offer, if we own ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company and we cause the Company to redeem the remaining publicly held Shares, we intend to separately make provision for the benefit of employees of the Company and its subsidiaries who hold "in-the-money" options to acquire Shares, as determined based on the price paid for Shares tendered in the Offer and Shares redeemed subsequent thereto. We have made no decision at this time as to the means by which we will make provision with respect to such "in-the-money" options, including, without limitation, the price at which we may seek to cash out or otherwise acquire such options, or the time at which we would undertake any such actions. Following completion of the Offer, we may also consider attempting to cash out or otherwise acquire outstanding shares of common stock of OpenTV, Inc. exchangeable for Shares.

        Other.    The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which shareholders of the Company are encouraged to read before making a decision with respect to the Offer.

 THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. "Expiration Date" means 5:00 p.m., New York City time, on Friday, November 6, 2009, unless extended, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

        The Offer is subject to the conditions set forth in "The Offer—Section 12—Conditions of the Offer." If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in "The Offer—Section 4—Withdrawal Rights," retain all tendered Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer (where permissible) that remain unsatisfied or otherwise amend the Offer in any respect and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date or (iv) delay acceptance for payment or payment for Shares, subject to any applicable rules and regulations of the SEC, until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. It is not a condition to the Offer that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing a majority of the outstanding Shares held by unaffiliated shareholders of the Company.

        Subject to any applicable rules and regulations of the SEC, we expressly reserve the right in our sole discretion to (i) terminate the Offer if any of the conditions set forth in "The Offer—Section 12—Conditions of the Offer" has not been satisfied, (ii) extend the Offer at any time and from time to time for any reason or (iii) waive any condition or otherwise amend the Offer in any respect at any time, in each case, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by making a public announcement thereof.

        If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view the waiver of a material condition is a material change in the terms of an offer and that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders, and that if a material change approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

        If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all tendered Shares, subject to withdrawal rights as set forth in "The Offer—Section 4—Withdrawal Rights."

        Any termination, extension, delay, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit the tender of additional Shares (a "Subsequent Offering Period"). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period and (v) the same form and amount of consideration is paid to shareholders in the Offer and the Subsequent Offering Period. Withdrawal rights are not available with respect to Shares tendered in a Subsequent Offering Period. If we include a Subsequent Offering Period, we may extend it from time to time.

        We currently intend to determine whether to provide a Subsequent Offering Period after we know the number of Shares tendered after expiration of the Offer. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

        We are making a request to the Company for its shareholders list and security position listings for the purpose of disseminating the Offer to shareholders. This Offer to Purchase, the Letter of Transmittal and all other relevant tender offer materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we expressly reserve the right, in our sole discretion, to delay the acceptance for payment or payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals." If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

        We will be deemed to have accepted for payment Shares tendered pursuant to the Offer when, as and if we give oral or written notice of our acceptance to the Depositary.

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the

Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3—Procedure for Tendering Shares—Book-Entry Delivery")) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer—Section 3—Procedure for Tendering Shares." Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

        If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.     Procedure for Tendering Shares.

        Valid Tender of Shares.    To tender Shares in the Offer, either (i) the Depositary must receive prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedure set forth below.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer such Shares and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (a) by the registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

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  the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or an Agent's Message, if applicable) and any other required documents, are received by the Depositary within three NASDAQ Global Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

        Backup Withholding.    A U.S. shareholder (as defined in "The Offer—Section 5—Certain Material U.S. Federal Income Tax Considerations") may be subject to "backup withholding" with respect to certain "reportable payments," including proceeds received in exchange for the shareholder's Shares in the Offer. The backup withholding rate under current U.S. federal income tax law is 28%. Backup withholding will generally not apply, however, to a U.S. shareholder who tenders Shares and either (i) furnishes the Depositary with a correct taxpayer identification number on and properly executes Form W-9 or an appropriate substitute form (and who does not subsequently become subject to backup withholding) or (ii) is otherwise exempt from backup withholding, such as a corporation. Each U.S. shareholder should complete and sign the Substitute Form W-9 included with the Letter of Transmittal enclosed with this Offer to Purchase in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. Any amounts withheld from payments to a shareholder under the backup withholding rules generally will be allowed as a credit against such shareholder's U.S. federal income tax liability, provided that the required information is given to the Internal Revenue Service. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.     Withdrawal Rights.

        Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after December 3, 2009 (or such later date as may apply if the Offer is extended).

        If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

        For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time prior to the Expiration Date (or during a Subsequent Offering Period, if any) by again following any of the procedures described under "The Offer—Section 3—Procedure for Tendering Shares." If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

        If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

5.     Certain Material U.S. Federal Income Tax Considerations.

        The following is a summary of the material U.S. federal income tax consequences for U.S. shareholders who sell their Shares pursuant to the Offer or whose Shares are subsequently redeemed by the Company as described in "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer." This summary addresses only those U.S. shareholders who have held their Shares as capital assets. A U.S. shareholder includes a holder of Shares that is:

  •
  a citizen or individual resident of the United States;

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  a corporation, or an entity treated as a corporation, organized under the laws of the United States or any state thereof, including the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

        This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly with retroactive effect, which could result in tax consequences different from those described in this summary. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described in this Offer to Purchase.

        This summary is for the general information of U.S. shareholders only and does not purport to be a complete analysis of all potential tax effects from the sale of Shares pursuant to the Offer or a redemption of Shares by the Company. For example, this summary does not consider the effect of any applicable foreign, state or local tax laws. In addition, this summary does not address all aspects of federal income taxation that may affect U.S. shareholders in light of their particular circumstances, including:

  •
  shareholders that are insurance companies;

  •
  shareholders that are tax-exempt organizations;

  •
  shareholders that are regulated investment companies, mutual funds, real estate investment trusts, banks or other financial institutions, or brokers, dealers or traders in securities;

  •
  shareholders that hold their Shares as part of a hedge, straddle or conversion transaction;

  •
  shareholders that are liable for the federal alternative minimum tax;

  •
  shareholders that are partnerships for U.S. federal income tax purposes or other pass-through entities or investors in such pass-through entities;

  •
  shareholders who acquired their Shares pursuant to the exercise of a compensatory option or otherwise as compensation;

  •
  shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; and

  •
  shareholders who have, at any time within the five-year period preceding the Offer, owned, or been deemed to own within the meaning of Section 958 of the Code, 10% or more of the combined voting power of all classes of capital stock of the Company (including the Shares) entitled to vote.

        Each U.S. shareholder is encouraged to consult his or her tax advisor as to the particular federal, state, local, foreign and other tax consequences of the sale of Shares pursuant to the Offer and the redemption of Shares by the Company.

        Gain from the Sale or Redemption of Shares.    Subject to the discussions below regarding passive foreign investment companies (each a "PFIC") and dividend equivalent transactions, the receipt of cash in exchange for Shares pursuant to the Offer or pursuant to a redemption of Shares by the Company will be a transaction in which capital gain or loss is recognized for U.S. federal income tax purposes. A U.S. shareholder will recognize a capital gain or loss equal to the difference between (1) the aggregate Offer Price or aggregate redemption price paid to the U.S. shareholder, and (2) the U.S. shareholder's adjusted tax basis in the Shares surrendered. For this purpose, U.S. shareholders who acquired different blocks of Shares at different times or for different prices must calculate their gain or loss separately for each identifiable block of Shares. Capital gain or loss recognized will be long-term if the shareholder held the Shares for more than one year at the time the Shares are accepted for payment by the Purchaser or redeemed by the Company. Long-term capital gains recognized by a U.S. individual are subject to tax at a maximum U.S. federal income tax rate of 15%. Certain limitations apply to the deductibility of capital losses.

        Passive Foreign Investment Companies.    The Company will be a PFIC for any taxable year in which either: (i) 75% or more of its gross income is passive income; or (ii) 50% or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income (assets that produce passive income for this purpose includes cash and cash equivalents held as working capital). Subject to certain exceptions, Shares held by a U.S. shareholder at any time during a taxable year in which the Company is a PFIC will be treated as shares of a PFIC ("PFIC Shares") in the hands of that shareholder for all subsequent years, even though the Company does not meet the gross income or passive asset thresholds necessary to be classified as a PFIC in a subsequent year.

        Gain recognized on the sale of PFIC Shares pursuant to the Offer or on the redemption of PFIC Shares by the Company will be taxed under the PFIC "excess distribution regime," unless the U.S. shareholder shall have made a timely "qualified electing fund" election or "mark-to-market" election. Under the excess distribution regime, federal income tax on the gain is calculated by allocating the gain ratably to each day the U.S. shareholder held the Shares. Gain allocated to years preceding the first year in which the Company was a PFIC in the U.S. shareholder's holding period and gain allocated to the current year is treated as gain arising in the current year and taxed as ordinary income. Gain allocated to each of the other years (each a "PFIC Year") is taxed at the highest ordinary income tax rate in effect for such year. Interest is calculated and added to the tax due as if the tax was due and payable with the tax return filed by the U.S. shareholder for each PFIC Year.

        The PFIC rules are extremely complex and could, if they apply, have significant adverse effects on the taxation of any gain recognized by a U.S. shareholder. Accordingly, U.S. shareholders are strongly urged to consult their tax advisors to determine the potential application of the PFIC rules to their particular circumstances and any elections available for alternative treatment.

        Dividend Equivalent Transaction.    A U.S. shareholder whose Shares are redeemed and who owns stock of Parent, a subsidiary of Parent, or the Company thereafter, should consult his or her tax advisor regarding the possibility that such redemption may be a dividend equivalent transaction resulting in dividend income rather than capital gain or loss to such shareholder under his or her particular circumstances.

6.     Price Range of Shares; Dividends.

        The Shares are listed and principally traded on The NASDAQ Global Market under the symbol "OPTV". The following table sets forth for the periods indicated the high and low closing sales price per Share on The NASDAQ Global Market as reported in published financial sources:

	High	Low
Fiscal Year Ending December 31, 2009
First Quarter	$1.51	$0.99
Second Quarter	1.75	1.23
Third Quarter	1.50	1.23
Fourth Quarter (through October 2, 2009)	1.37	1.33
Fiscal Year Ended December 31, 2008
First Quarter	$1.35	$1.00
Second Quarter	1.56	1.07
Third Quarter	2.09	1.14
Fourth Quarter	1.41	0.92
Fiscal Year Ended December 31, 2007
First Quarter	$2.85	$2.31
Second Quarter	2.61	2.08
Third Quarter	2.23	1.22
Fourth Quarter	1.60	0.98

        On February 26, 2009, the last trading day prior to the date on which Parent first publicly announced its proposal to acquire all of the outstanding Shares not owned by the Kudelski Group, the last sale price of Shares reported on The NASDAQ Global Market was $1.00 per Share. On October 2, 2009, the last full trading day before the date of this Offer to Purchase, the last sale price of the Shares reported on The NASDAQ Global Market was $1.33 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

        The Company has never paid a cash dividend on the Shares. While we currently intend that no dividends will be declared on the Shares if the Company becomes a wholly owned subsidiary of Parent, we reserve the right to change the Company's dividend policy.

7.     Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. While we cannot predict with certainty whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer, we believe that such a reduction would be more likely to have an adverse effect on the market price and marketability of the Shares in the short to medium term.

        For additional information regarding the effects of the Offer, see "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer."

        NASDAQ Listing.    If, pursuant to the Offer and prior to such time as we are eligible to and do cause the Company to undertake a redemption of remaining publicly held Shares, the Kudelski Group acquires a majority of the Shares not owned by (a) the Kudelski Group or its affiliates and (b) the executive officers and directors of the Company (the "Delisting and Deregistration Condition"), we intend to seek to cause the Company to terminate the listing of the Shares on The NASDAQ Global Market, and, if the conditions for deregistration are met, to deregister the Shares under Exchange Act and to suspend its reporting obligations with the SEC.

        According to the Company Proxy Statement, on July 31, 2009, there were outstanding 107,908,502 Shares. The Kudelski Group owns 14,436,148 Shares representing approximately 13.4% of the outstanding Shares (assuming no change in the number of outstanding Shares since July 31, 2009). As set forth on Schedule B to this Offer to Purchase, the executive officers, directors and controlling shareholder of Parent (including the directors of the Company affiliated with Parent) beneficially own 100,000 Shares (excluding Shares also beneficially owned by Parent and excluding Shares issuable upon the exercise of outstanding stock options). Based on the information contained in the Company Proxy Statement, we believe that, as of the date of this Offer to Purchase and assuming no changes to such information, the executive officers and directors of the Company (other than directors of the Company affiliated with Parent) beneficially own 1,003,437 Shares (excluding Shares issuable upon exercise of outstanding stock options).

        Based on the foregoing, we believe that, as of July 31, 2009, there were approximately 92,368,917 Shares outstanding, excluding outstanding Shares owned by the Kudelski Group, the executive officers, directors and controlling shareholder of Parent and the executive officers and directors of the Company. Accordingly, we believe that the Delisting and Deregistration Condition would be satisfied if approximately 46,184,459 Shares are validly tendered pursuant to the Offer and not withdrawn (assuming that none of the outstanding options and no rights to exchange shares of common stock of OpenTV, Inc. for Shares are exercised prior to the consummation of the Offer). We have not verified this share capitalization information with the Company, and the actual number of Shares necessary to satisfy the Delisting and Deregistration Condition may, and almost certainly will, be different as a result of Share issuances, including as a result of the exercise of options or the exchange of shares of common stock of OpenTV, Inc. for Shares, or repurchases of Shares by the Company prior to the expiration of the Offer. For purposes of calculating the Delisting and Deregistration Condition, Shares held by the Company in treasury or any subsidiary of the Company shall not be deemed to be outstanding.

        In addition, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The NASDAQ Stock Market, LLC ("NASDAQ") for continued listing on The NASDAQ Global Market after consummation of the Offer. Among these are requirements relating to the number of shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held.

        If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. In such a circumstance, the Shares might or might not be traded on other securities exchanges. However, the extent of the public market for the Shares would depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        If the listing of the Shares on The NASDAQ Global Market is not discontinued prior to any subsequent redemption of Shares, then it would be our intention to cause the Company to discontinue such listing upon completion of a subsequent redemption.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other registered securities of the Company, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholders meeting and the related requirement to furnish an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on The NASDAQ Global Market. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        Margin Regulations.    The Shares currently are "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following consummation of the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning the Company.

        General.    Except for the information contained in the "Special Factors" section, the information concerning the Company contained in this Offer to Purchase, including, without limitation, financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager, the Information Agent or the Depositary.

        The principal executive offices of the Company are located at 275 Sacramento Street, San Francisco, California 94111, and the Company's telephone number is 415-962-5000. The Company is a provider of advanced digital television solutions.

        Financial Information.    The following table sets forth summary historical consolidated financial data for the Company as of and for each of the years ended December 31, 2008 and 2007 and as of and for each of the six months ended June 30, 2009 and 2008. The selected financial data and the per share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company 10-K, the Company 10-Q and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed by the Company with the SEC on August 7, 2008, in each case, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of the Company 10-K and Item 1 of Part I in the Company 10-Q are hereby incorporated by reference in this Offer to Purchase. The reports may be examined, and copies may be obtained from the SEC in the manner described under "—Additional Information" below.

Summary Historical Consolidated Financial Data
(in thousands, except per share amounts and ratio of earnings to fixed charges)

	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
	(Unaudited)
Consolidated Balance Sheet Data
Total current assets	$141,591	128,546	133,558	101,123
Total noncurrent assets	112,722	117,601	115,392	118,932

Total assets	$254,313	246,147	248,950	220,055

Total current liabilities	$39,451	38,668	36,257	35,922
Total noncurrent liabilities	17,543	14,882	19,398	13,203

Total liabilities	$56,994	53,550	55,655	49,125

Consolidated Statements of Income Data
Royalties and licenses	$41,154	40,417	77,133	73,735
Services and other	15,859	20,211	39,341	36,242
Total revenue	$57,013	60,628	116,474	109,977
Total costs and expenses	52,627	57,122	110,199	115,054
Operating income	4,386	3,506	6,275	(5,077)

Net income	$2,889	6,336	9,613	(5,161)

Ratio of earnings to fixed charges(1)	2.75	2.30	2.18	(1.81)
Comparative per Share Data
Net income per share
Basic	$0.02	0.05	0.07	(0.04)
Diluted	$0.02	0.05	0.07	(0.04)

Notes to Summary Historical Consolidated Financial Data:

(1)
The Company historically has not reported a ratio of earnings to fixed charges. The ratio of earnings to fixed charges has been computed based on publicly available information. For purposes of determining this ratio, we have assumed no interest component of rental expense.

  Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing total shareholders' equity by the number of ordinary shares outstanding. Assuming 107,915,234 Shares and 30,206,154 Class B ordinary shares outstanding, book value per share on June 30, 2009 would have been $1.43.

        Additional Information.    The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

9.     Certain Information Concerning the Purchaser and Parent.

        The Purchaser is an exempt company organized under the laws of the Cayman Islands, with principal executive offices at 22-24, Route de Geneve, Case Postale 134, 1033 Cheseaux, Switzerland. The telephone number of our principal executive offices is +41 21 732 01 01. The Purchaser is an indirect wholly owned subsidiary of Parent.

        Parent is a public limited company founded in 1951 and organized under the laws of Switzerland, with principal executive offices at 22-24, Route de Geneve, Case Postale 134, 1033 Cheseaux, Switzerland. The telephone number of its principal executive offices is +41 21 732 01 01. Parent is a holding company that, through its consolidated subsidiaries, including the Purchaser, engages primarily in the development of digital security and convergent media solutions for the delivery of digital and interactive content.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director, executive officer and controlling shareholder of Parent and the Purchaser and certain other information are set forth on Schedule A hereto.

        None of Parent, the Purchaser and, to Parent's and the Purchaser's knowledge, the persons listed in Schedule A to this Offer to Purchase has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        The Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3."

10.   Source and Amount of Funds.

        We estimate that we will need approximately $154 million to purchase (A) all outstanding Shares not beneficially owned by Parent, (B) all Shares issuable upon exercise of outstanding vested in-the-money options and (C) Shares reserved for issuance upon exchange of shares of common stock of OpenTV, Inc., and to pay related fees and expenses.

        The Kudelski Group will cause the Purchaser to be provided with sufficient funds to satisfy these obligations from (i) the borrowings under Parent's credit facility with Credit Suisse and Banque Cantonale Vaudoise (the "Credit Facility") and (ii) available cash held by the Kudelski Group. If we request that the Company undertake a redemption of all Shares that remain outstanding following the Offer that are not owned by the Kudelski Group, the Company will fund payment of the redemption price of such Shares because such payment is its legal obligation.

        The terms of the Credit Facility are set forth in the Credit Facility Agreement, dated as of October 3, 2009 (the "Credit Agreement"), by and among Parent, Kudelski Interactive USA, Inc.,

Credit Suisse, as facility agent, lender, and arranger, and Banque Cantonale Vaudoise, as lender and arranger. The Credit Agreement is attached as an exhibit to the Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO filed with the SEC in connection with the Offer and is incorporated herein by reference. The following description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

        The Credit Facility is comprised of two separate facilities, a bridge term loan facility not to exceed CHF 120 million ("Facility A") and an amortizing term loan facility of CHF 60 million ("Facility B" and each of Facility A and Facility B, a "Facility" and, together, the "Facilities"). Facility A matures on March 31, 2010, and Facility B matures on December 31, 2011.

        Borrowings under each Facility will be secured by the Shares and Class B ordinary shares of the Company held by the Kudelski Group. To effect this security, each of Parent, Kudelski Interactive USA, Inc. and the Purchaser will enter into a Share Charge as Chargor with Credit Suisse as Chargee (collectively, the "Share Charges") prior to borrowing any funds under the Facilities. In addition, Parent's obligations under the Credit Facility are guaranteed by Kudelski Interactive USA, Inc.

        Funding under the Facilities is subject to the satisfaction of several conditions, including, among other things, the following:

  •
  receipt of documentation from the Information Agent on the number of Shares validly tendered;

  •
  receipt of certain organizational documents and resolutions;

  •
  receipt of definitive documentation relating to the Credit Facility, including the Share Charges and other documents relating to the security;

  •
  perfection and enforceability of the security under the Credit Facility;

  •
  receipt of audited financial statements (income statement, balance sheet, cash flow statements and auditor's report) of Parent, the Kudelski Group (on a consolidated basis) and the Company for the financial years 2006, 2007 and 2008;

  •
  payment of fees and expenses;

  •
  no event of default under the Credit Agreement; and

  •
  accuracy of certain representation and warranties made under the Credit Agreement.

        In addition, Facility A is conditioned upon, among other things, receipt of a technical tax opinion on granting intercompany loans from the Company and/or its subsidiaries to Parent from an audit firm of international repute, receipt of legal opinions from reputable law firms (as to matters of Swiss, British Virgin Islands, Cayman Islands and/or U.S. law), as applicable, and there being validly tendered and accepted for payment in the Offer a number of Shares sufficient to allow the Kudelski Group to require a redemption by the Company of Shares not held by the Kudelski Group. The Kudelski Group will be able to require such a redemption if it owns shares representing 90% of the voting power of the Company's outstanding ordinary shares.

        Facility A may be drawn in up to three borrowings and Facility B may be drawn in up to five borrowings, and each may be drawn in CHF or U.S. dollars. Borrowings under Facility A bear interest at a rate equal to LIBOR plus a margin of 3.00%. Borrowings under Facility B initially bear interest at a rate equal to LIBOR plus a margin of 3.00%, and after receipt of audited financial statements ending December 31, 2009, will bear interest at a rate of between 2.10% to 3.50%, depending on Financial Senior Net Debt/OIBDA (as defined in the Credit Agreement). As of October 5, 2009, there were no outstanding borrowings under the Credit Facility.

        The Offer is conditioned upon Parent receiving proceeds under the Credit Facility that, when added to available cash held by the Kudelski Group, are sufficient to acquire the Shares validly tendered and accepted for payment in the Offer and pay related fees and expenses. Parent may not receive proceeds under the Credit Facility because one or more conditions to borrowing may not be satisfied. At this time, we have no reason to believe that such proceeds will not be available. However, if such proceeds are unavailable, Parent intends to seek to obtain the necessary funds from another source, but no other source of financing has currently been identified. Parent anticipates that indebtedness incurred under the Credit Facility to finance the transactions contemplated by this Offer to Purchase will be repaid from internally generated funds, and, if a redemption of Shares is effected by the Company upon request of the Kudelski Group, from the cash balances of the Company and other members of the Kudelski Group through intercompany loans in an amount sufficient to repay the outstanding balance of Facility A.

11.   Dividends and Distributions.

        If, on or after October 5, 2009, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on October 5, 2009 of employee stock options and rights to exchange shares of common stock of OpenTV, Inc. for Shares outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under "The Offer—Section 12—Conditions of the Offer," we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

        If, on or after October 5, 2009, the Company should declare or pay any dividend or other distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to our name or our nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under "The Offer—Section 12—Conditions of the Offer," (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

12.   Conditions of the Offer.

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time, in our sole discretion, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares tendered in the Offer and may terminate or amend the Offer if at any time on or after June 30, 2009 and prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental or regulatory approvals) any of the following conditions exist:

  •
  Parent has not received sufficient proceeds under the Credit Facility that, when added to available cash held by the Kudelski Group, are sufficient to acquire the Shares validly tendered and accepted for payment in the Offer and pay related fees and expenses;

  •
  there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by the Company of any subsequent redemption or other business combination involving us or any of our affiliates, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any subsequent redemption or other business combination involving the Company, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of the Company or any of our or the Company's respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of the Company or any of our or the Company's respective subsidiaries or affiliates, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company's shareholders, (e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions contemplated by the Offer or any subsequent redemption or other business combination involving the Company or (g) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates; or

  •
  any action is taken, or any statute, rule, regulation, injunction, order, judgment or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to (a) Parent, the Purchaser or any other affiliate of Parent or (b) the Offer, the acceptance for payment of or payment for Shares or any subsequent redemption or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (g) of the foregoing paragraph; or

  •
  any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its subsidiaries or we become aware of any fact that, in our reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries or has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates; or

  •
  there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (b) any decline in any of the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the close of business on the date of this Offer to Purchase, (c) any material adverse change (or development or threatened development involving a prospective material adverse change) in the securities or financial markets in the United States or abroad, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in the currency exchange rates for U.S. dollars, Swiss Francs or other currency or a suspension of, or a limitation on, the markets therefor, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of the Company or any of its subsidiaries, (f) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Europe, (g) any limitation (whether or not mandatory) by any governmental authority or agency in the United States or Europe on, or any other event that, in our reasonable judgment, might adversely affect, the extension of credit by banks or other financial institutions (whether in the banking or debt capital markets or otherwise), (h) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Europe or any attack on, outbreak or act of terrorism involving the United States or Europe or (i) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof; or

  •
  (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries), or has been publicly disclosed, or we otherwise learn that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on September 15, 2009, or (b) any such person or group which, prior to September 15, 2009, had filed such a Schedule 13D or 13G with the SEC has acquired or proposes to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares constituting 1% or more of any class or series of capital stock of the Company (including the Shares); or

  •
  (a) any subsidiary of the Company has split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, its capitalization, (b) any subsidiary of the Company has acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares or other securities, (c) the Company or any subsidiary of the Company has permitted the issuance or sale of any shares of any class of the capital stock or other securities of any subsidiary of the Company, (d) any subsidiary of the Company has altered or proposed to alter any material term of any outstanding security or issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (e) any subsidiary of the Company has authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or disposition of assets or the Company or any subsidiary of the Company has relinquished any material contract or other right or any comparable event not in the ordinary course of business occurs, (f) the Company or any subsidiary of the Company authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates, (g) the Company or any subsidiary of the Company entered into or amended any employment, retention, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any subsequent redemption or other business combination involving the Company, or (h) any subsidiary of the Company has amended, or authorized or proposed any amendment to, its memorandum of association, articles of association, certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that any subsidiaries of the Company shall have amended, or authorized or proposed any amendment to such subsidiary's memorandum of association, articles of association, certificate of incorporation or bylaws (or other similar constituent documents) that has not been previously disclosed; or

  •
  we become aware (a) that any material contractual right of the Company or any of its subsidiaries, in our reasonable judgment, has been or will be impaired or otherwise adversely affected as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any subsequent redemption or other business combination involving the Company or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or any of our subsidiaries or affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares or the consummation of any subsequent redemption or other business combination involving the Company); or

  •
  any required approval, permit, authorization, extension, action or non-action, waiver or consent of any government or governmental authority or agency (including the matters described or referred to in "The Offer—Section 13—Certain Legal Matters; Regulatory Approvals") shall not have been obtained on terms reasonably satisfactory to the Purchaser or any waiting period or extension thereof by any government or governmental authority or agency with respect to the Offer shall not have expired; or

  •
  we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

  •
  the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right, which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to, in our reasonable judgment, any such business combination or purchase;

which, in our reasonable judgment, in any such case, and regardless of the circumstances (other than any circumstance resulting solely from any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser, in its sole discretion regardless of the circumstances (other than any circumstance resulting solely from any action or omission by Parent or the Purchaser) giving rise to any such condition, at any time prior to the expiration of the Offer (and thereafter in relation to any conditions to the Offer dependent upon the receipt of governmental or regulatory approvals). Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental or regulatory approvals). The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Subject to applicable law (including determinations of a court of competent jurisdiction), any determination made by us concerning the events described in this Section 12 shall be final and binding on all parties.

13.   Certain Legal Matters; Regulatory Approvals.

        Requirements for a Redemption.    If following the consummation of the Offer the Kudelski Group owns ordinary shares of the Company representing 90% or more of the total voting power of the outstanding ordinary shares of the Company, we will be eligible to and may cause the Company to consummate, in accordance with the time frame set forth in the British Virgin Islands Companies Act, 2004, as amended, a redemption in which all outstanding Shares not owned by the Kudelski Group will be acquired at a price per Share to be determined by the directors of the Company in accordance with their fiduciary duties under the laws of the British Virgin Islands.

        Any such redemption would have to comply with Section 176 and Section 179 of the British Virgin Islands Business Companies Act, 2004, as amended, which would require, among other things, that we give a written instruction to the Company directing it to redeem the Shares not owned by the Kudelski Group. Upon receipt of such written instruction, the Company would be required to redeem such Shares, irrespective of whether or not the Shares are by their terms redeemable but subject to statutory dissenters' rights, and give written notice to each shareholder whose Shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. See "Special Factors—Section 3—Plans for the Company; Certain Effects of the Offer" and "Special Factors—Section 7—Dissenters' Rights; Rule 13e-3."

        Regulatory Approval—General.    Based on our examination of publicly available information filed by the Company with the SEC, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "The Offer—Section 12—Conditions of the Offer."

        U.S. Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the "HSR Act") by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or any subsequent redemption is subject to such requirements because the Kudelski Group currently owns ordinary shares of the Company representing more than 50% of the total voting power of the outstanding ordinary shares of the Company, which means that the Kudelski Group is in "control" of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and any subsequent redemption. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or any subsequent redemption or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Kudelski Group or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or any subsequent redemption will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or any subsequent redemption on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

        Foreign Antitrust Approvals.    The Company and its subsidiaries transact business in a number of additional countries outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by us in the Offer or any subsequent redemption is subject to such requirements because the Kudelski Group owns, and has owned since 2007, ordinary shares of the Company representing more than 50% of the total voting power of the outstanding ordinary shares of the Company. Although we do not believe that the transactions contemplated by the Offer and any subsequent redemption are subject to any such statutes or regulations, if any such statutes or regulations were deemed to apply, and any applicable waiting period under foreign antitrust or competition laws has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or exemption has been obtained or such waiting period has expired. See "The Offer—Section 12—Conditions of the Offer" for certain conditions to the Offer.

        State Takeover Statutes.    A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any subsequent redemption, we believe that there are reasonable bases for contesting the application of such laws.

        In 1982, in Edgar v. MITE Corp., the U.S. Supreme Court invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Other.    The Company and its subsidiaries conduct business and sell products in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer or any subsequent redemption, the foreign investment laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, or if any required approvals, waivers or consents are not obtained, or obtained subject to condition, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer—Section 12—Conditions of the Offer."

14.   Fees and Expenses.

        Credit Suisse is acting as our financial advisor and Credit Suisse Securities (USA) LLC is acting as dealer manager in connection with the Offer, for which services they will receive an aggregate fee currently estimated to be up to approximately $2,750,000, a substantial portion of which payable upon our acquisition of a majority of the Shares not owned by the Kudelski Group. We have also agreed to reimburse Credit Suisse and Credit Suisse Securities (USA) LLC for out-of-pocket expenses (including, without limitation, reasonable travel expenses) incurred in performing their services (including the fees and expenses of outside counsel) and to indemnify Credit Suisse and Credit Suisse Securities (USA) LLC against certain liabilities in connection with their services as financial advisor and Dealer Manager, respectively, including certain liabilities under the U.S. federal securities laws.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other nominee or person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        The following is an estimate of fees and expenses to be incurred by the Kudelski Group in connection with the Offer:

Type of Fee	Amount
SEC Filing Fees	$8,228
Financial Advisor and Dealer Manager Fees	up to 2,750,000
Financing Fees	2,400,000
Depositary	25,000
Information Agent and Public Relations	200,000
Legal Fees, Printing and Miscellaneous	1,500,000

Total	$6,883,228

        The Kudelski Group may also incur fees and expenses if a subsequent redemption is consummated following completion of the Offer, the amount of which cannot be determined as of the date of this Offer to Purchase. In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by any member of the Kudelski Group.

15.   Miscellaneous.

        The Offer is being made to all holders of Shares other than members of the Kudelski Group. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in the jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.

        No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, which includes the information required by Rule 13e-3 under the Exchange Act, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under "The Offer—Section 8—Certain Information Concerning the Company—Additional Information." You can also visit www.opentvvalue.com for additional information regarding the Offer. However, information contained on such website does not constitute a part of the Offer or this Offer to Purchase.

Kudelski Interactive Cayman, Ltd.

October 5, 2009

SCHEDULE A

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING
SHAREHOLDER OF PARENT

        The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer and controlling shareholder of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. The business address of each director, officer and controlling shareholder is 22-24, Route de Geneve, Case Postale 134, 1033 Cheseaux, Switzerland. Directors are identified by an asterisk and controlling shareholders are identified with a cross.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
André Kudelski*†	Mr. Kudelski has been a director since 1987 and has served as Chairman of the Board since 1991. He has been Chief Executive Officer since 1991. Mr. Kudelski has been a director of the Company since January 2007 and the Company's Executive Chairman of the Board since March 2007. He is currently a director of the Edipresse Group (an international media and communications company), Nestlé (a global food and beverage company), HSBC Private Banking Holdings (a global bank) and Dassault Systèmes (a provider of product lifecycle management software solutions).	Switzerland
Claude Smadja*
	Mr. Smadja has been a director since 1999 and has served as Vice Chairman of the Board since 2002 and Lead Director since 2003. He founded and has been the President of Smadja & Associates Inc. (a strategic advisory firm based in Nyon, Switzerland and New York, New York) since 2001. Mr. Smadja has been a director of the Company since January 2007. He is currently a director of the Edipresse Group (an international media and telecommunications company) and Infosys Technologies, Ltd. (a provider of consulting and information technology services).	Switzerland
Norbert Bucher*	Mr. Bucher has been a director since 1992. He was Senior Vice President of Jacobs Suchard AG (a food company headquartered in Zurich, Switzerland) from 1982 to 1988.	Switzerland
Laurent Dassault*
	Mr. Dassault has been a director since 1995. He is Executive Director of Groupe Industriel Marcel Dassault S.A. (a private company headquartered in Paris, France and a member of the Dassault Group (a diversified, international conglomerate)). Mr. Dassault has held various positions within the Dassault Group since 1992. He is also currently a member of the board of various companies.	France
Patrick Foetisch*	Mr. Foetisch has been a director since 1992. He is an attorney in private practice in Switzerland. Mr. Foetisch is also currently a member of the board of various companies.	Switzerland

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
Marguerite Kudelski*	Ms. Kudelski has been a director since 2006. Since 2007, she has worked as a consultant, offering various services related to business development and counseling to companies in Switzerland and internationally. From 2004 to 2006, she headed certain key projects within the Finance Department of Parent.	Switzerland
Pierre Lescure*
	Mr. Lescure has been a director since 2004. He has been Chairman of the Board and Chief Executive Officer of Anna Rose Production SAS (a production and communication consulting company in France) since 2002 and Chief Operating Officer of Théâtre Marigny in Paris, France since 2008. Mr. Lescure is a member of the Supervisory Board of Lagardere SCA (a French limited partnership and member of the Lagardere Group, a French conglomerate) and a member of the Supervisory Board of Le Monde (a French newspaper). Mr. Lescure is also a member of the board of Havas (a French communications company) and Thomson (a French communications, media and entertainment company).	France
Alexandre Zeller*
	Mr. Zeller has been a director since 2007. He has been Chief Executive Officer, HSBC Private Bank (Suisse) SA since 2008. From 2002 to 2008 he was Chief Executive Officer of Banque Cantonale Vaudoise, a Swiss bank.	Switzerland
Pierre Roy	Mr. Roy has been Chief Operating Officer, Digital TV and Executive Vice President of Parent since 2003. He has been a director of the Company since January 2007.	Switzerland
Charles Egli
	Mr. Egli has been Chief Executive Officer of Nagra Public Access AG, a subsidiary of Parent, since 2003. He has been Executive Vice President of Parent since 2003 and Chief Executive Officer of SkiData AG, a subsidiary of Parent, since 2004.	Switzerland
Aleksander Osadzinski
	Mr. Osadzinski has been Executive Vice President, Director of Product, Digital TV since 2008. From 2001 to 2008 he was Venture Partner at Trinity Ventures, a venture capital firm in Silicon Valley. He has been a director of the Company since August 2009.	United States and the United Kingdom
Mauro Saladini
	Mr. Saladini has been Executive Vice President and Chief Financial Officer since 2003. He has been a director of the Company since August 2007. He is also a member of the board of Newave Energy Holding SA (a Swiss provider of power protection systems).	Switzerland

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
Yves Pitton	Mr. Pitton has been Senior Vice President, Director of Corporate Development since January 2009. From October 2006 to August 2008, he was Vice President, Special Project Strategy. From September 2008 to December 2008, Mr. Pitton was Senior Vice President, Business Development and Strategy. Prior to joining Parent, Mr. Pitton was a strategic consultant at McKinsey & Co. (a strategic consulting firm) from 2002 to 2006.	Switzerland
Lucien Gani
	Mr. Gani has been General Counsel since 2006. From 1990 to 2005, he was an attorney in private practice with a law firm in Lausanne, Switzerland. Mr. Gani has been a director of the Company since January 2007. He has been a director of the Purchaser since 2008.	Switzerland
John Burke
	Mr. Burke has been Senior Vice President, Director of Human Resources since 2006. He was Chief Administrative Officer of the Global Fund to Fight AIDS, Tuberculosis and Malaria (a health financing partnership headquartered in Geneva, Switzerland) from 2004 to 2006.	Ireland and the United Kingdom
Nicolas Goetschmann	Mr. Goetschmann has been Corporate Secretary and Director of Group Administration since 2004.	Switzerland

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

        The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of our directors are set forth below. We do not currently have any executive officers. The business address of each director is 22-24, Route de Geneve, Case Postale 134, 1033 Cheseaux, Switzerland.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Citizenship
Lucien Gani	Mr. Gani has been a director since 2008. He has been General Counsel of Parent since 2006. From 1990 to 2005, Mr. Gani was an attorney in private practice with a law firm in Lausanne, Switzerland. He has been a director of the Company since January 2007.	Switzerland
Santino Rumasuglia	Mr. Rumasuglia has been a director since 2008. He has been Vice President, Treasury and Investor Relations of Parent since 2007. From 2000 to 2007, Mr. Rumasuglia was Head of Treasury of Parent.	Italy and Switzerland

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth (i) certain information with respect to the Shares beneficially owned by the below-listed individuals, and (ii) the purchases of Shares by such individuals during the past 60 days. The security ownership information in the table below is given as of October 5, 2009 and, in the case of percentage ownership information, is based on 107,908,502 Shares outstanding as of July 31, 2009. Beneficial ownership is determined in accordance with the rules of the SEC.

	Securities Ownership
Name	Number		Percent	Securities Transactions for Past 60 Days
Parent	44,642,302	(1)	32.3	None
The Purchaser	6,533,951		6.1	None
André Kudelski	44,742,302	(2)	32.4	None
Pierre Roy	10,416	(3)	*	None
Charles Egli	—		—	None
Aleksander Osadzinski	—		—	None
Mauro Saladini	4,166	(4)	*	None
Yves Pitton	—		—	None
Lucien Gani	10,416	(5)	*	None
John Burke	—		—	None
Nicolas Goetschmann	—		—	None
Claude Smadja	10,416	(6)	*	None
Norbert Bucher	—		—	None
Laurent Dassault	—		—	None
Patrick Foetisch	—		—	None
Alexandre Zeller	—		—	None
Marguerite Kudelski	—		—	None
Pierre Lescure	—		—	None
Santino Rumasuglia	—		—	None
All directors, officers and controlling shareholders of Parent as a group	44,777,716		32.4

*
Less than one percent.

(1)
Includes 7,902,197 Shares held of record by Parent, 6,533,951 Shares held of record by the Purchaser and 30,206,154 Shares issuable upon conversion of the same number of Class B ordinary shares of the Company held by Kudelski Interactive USA, Inc., an indirect wholly owned subsidiary of Parent. The Class B ordinary shares are convertible at any time into an equal number of Shares. Based upon 107,908,502 Shares and 30,206,154 Class B ordinary shares of the Company issued and outstanding as of July 31, 2009, and assuming the conversion of the 30,206,154 Class B ordinary shares held by Kudelski Interactive USA, Inc. into the same number of Shares, Parent beneficially owns approximately 32.3% of the Shares, calculated in accordance with Rule 13d-3(d)(1) under Section 13 of the Exchange Act.

(2)
André Kudelski may be deemed to be the beneficial owner of the Shares beneficially owned by Parent through his control of a majority of the voting securities of Parent. In addition, Mr. Kudelski directly owns 100,000 Shares pursuant to a grant under the Company's 2005

B-1

  Incentive Plan, which Shares are restricted from sale or transfer for a period of four years from the date of grant.

(3)
Pierre Roy has the right to buy 10,000 Shares with an exercise price of $1.18 per Share and 10,000 Shares with an exercise price of $2.35 per Share pursuant to director stock option grants under the Company's 2005 Incentive Plan. Twenty-five percent of the Shares subject to the options vest on the one-year anniversary of the applicable vesting commencement date, with the balance vesting monthly thereafter in 36 equal installments. Mr. Roy is currently the beneficial owner of 10,416 Shares, which consist solely of Shares that may be acquired within 60 days after the date of the Offer pursuant to such director stock option grants.

(4)
Mauro Saladini has the right to buy 10,000 Shares with an exercise price of $1.18 per Share pursuant to a director stock option grant under the Company's 2005 Incentive Plan. Twenty-five percent of the Shares subject to the option vest on the one-year anniversary of the vesting commencement date, with the balance vesting monthly thereafter in 36 equal installments. Mr. Saladini is currently the beneficial owner of 4,166 Shares, which consist solely of Shares that may be acquired within 60 days after the date of the Offer to Purchase pursuant to such director stock option grant.

(5)
Lucien Gani has the right to buy 10,000 Shares with an exercise price of $1.18 per Share and 10,000 Shares with an exercise price of $2.35 per Share pursuant to director stock option grants under the Company's 2005 Incentive Plan. Twenty-five percent of the Shares subject to the options vest on the one-year anniversary of the applicable vesting commencement date, with the balance vesting monthly thereafter in 36 equal installments. Mr. Gani is currently the beneficial owner of 10,416 Shares, which consist solely of Shares that may be acquired within 60 days after the date of the Offer pursuant to such director stock option grants.

(6)
Claude Smadja has the right to buy 10,000 Shares with an exercise price of $1.18 per Share and 10,000 Shares with an exercise price of $2.35 per Share pursuant to director stock option grants under the Company's 2005 Incentive Plan. Twenty-five percent of the Shares subject to the options vest on the one-year anniversary of the applicable vesting commencement date, with the balance vesting monthly thereafter in 36 equal installments. Mr. Smadja is currently the beneficial owner of 10,416 Shares, which consist solely of Shares that may be acquired within 60 days after the date of the Offer pursuant to such director stock option grants.

B-2

SCHEDULE C

Sections 176 and 179 of the British Virgin Islands Business Companies Act, 2004 (as amended)

"176. (1) Subject to the memorandum or articles of a company,

    (a)
    members of the company holding 90 per cent of the votes of the outstanding shares entitled to vote; and

    (b)
    members of the company holding 90 per cent of the votes of the outstanding shares of each class of shares entitled to vote as a class,

may give a written instruction to the company directing it to redeem the shares held by the remaining members.

        (2)   Upon receipt of the written instruction referred to in subsection (1), the company shall redeem the shares specified in the written instruction irrespective of whether or not the shares are by their terms redeemable.

        (3)   The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected."

"179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from

    (a)
    a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

    (b)
    a consolidation, if the company is a constituent company;

    (c)
    any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

    (i)
    a disposition pursuant to an order of the Court having jurisdiction in the matter,

    (ii)
    a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

    (iii)
    a transfer pursuant to the power described in section 28(2);

    (d)
    a redemption of his shares by the company pursuant to section 176; and

    (e)
    an arrangement, if permitted by the Court.

        (2)   A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

        (3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

        (4)   Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

        (5)   A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

    (a)
    his name and address;

    (b)
    the number and classes of shares in respect of which he dissents; and

    (c)
    a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

        (6)   A member who dissents shall do so in respect of all shares that he holds in the company.

        (7)   Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

        (8)   Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

        (9)   If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

    (a)
    the company and the dissenting member shall each designate an appraiser;

    (b)
    the two designated appraisers together shall designate an appraiser;

    (c)
    the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

    (d)
    the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

        (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

        (11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

        (12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares."

        The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By First Class Mail:	By Registered, Certified or Overnight Mail:	By Facsimile:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V, 250 Royall Street Canton, MA 02021	(For Eligible Institutions Only) (617) 360-6810 Confirm Facsimile Transmission: (781) 575-2332

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free: (800) 322-2885

Email: opentv@mackenziepartners.com

The Dealer Manager for the Offer is: